UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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NxSTAGE MEDICAL, INC.

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NxSTAGE MEDICAL, INC.
439 South Union Street, 5th Floor
Lawrence, Massachusetts 01843

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 30, 2007

To our stockholders:

We invite you to our 2007 Annual Meeting of Stockholders, which will be held at the offices of WilmerHale, 60 State Street, Boston, Massachusetts 02109, on Wednesday, May 30, 2007 at 10:00 a.m., local time. At the annual meeting, stockholders will consider and act upon the following matters:

1.	the election of seven members to our board of directors;

2.	an amendment to our 2005 Employee Stock Purchase Plan to increase the number of shares of our common stock which may be issued pursuant to the plan by an additional 50,000 shares;

3.	the ratification of the selection by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for the 2007 fiscal year; and

4.	the transaction of such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on April 9, 2007, the record date for the annual meeting, are entitled to notice of, and to vote at, the annual meeting. Your vote is important regardless of the number of shares you own. Whether or not you expect to attend the annual meeting, we hope you will take the time to vote your shares. If you are a stockholder of record, you may vote over the Internet, by telephone or by completing and mailing the enclosed proxy card in the envelope provided. If your shares are held in “street name,” that is, held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted at the annual meeting.

Our stock transfer books will remain open for the purchase and sale of our common stock.

By Order of the Board of Directors,

Winifred L. Swan
Secretary

Lawrence, Massachusetts
April 30, 2007

NxSTAGE MEDICAL, INC.
439 South Union Street, 5th Floor
Lawrence, Massachusetts 01843

Proxy Statement for the 2007 Annual Meeting of Stockholders
To Be Held on May 30, 2007

This proxy statement contains information about the 2007 Annual Meeting of Stockholders of NxStage Medical, Inc., including postponements and adjournments of the meeting. We are holding the annual meeting at the offices of WilmerHale, 60 State Street, Boston, Massachusetts 02109 on Wednesday, May 30, 2007 at 10:00 a.m., local time.

We are sending you this proxy statement in connection with the solicitation of proxies by our Board of Directors for use at the annual meeting.

We are mailing our Annual Report to Stockholders for the year ended December 31, 2006 with these proxy materials on or about May 2, 2007.

You can find our Annual Report on Form 10-K for the year ended December 31, 2006 on our website at www.nxstage.com or through the Securities and Exchange Commission’s electronic data system, called EDGAR, at www.sec.gov. You may also obtain a printed copy of our Annual Report on Form 10-K, free of charge, from us by sending a written request to: Investor Relations, NxStage Medical, Inc., 439 South Union Street, 5th Floor, Lawrence, Massachusetts 01843. Exhibits will be provided upon written request and payment of appropriate processing fees.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Q.	Who can vote at the annual meeting?	A.	To be able to vote, you must have been a stockholder of record at the close of business on April 9, 2007, the record date for our annual meeting. The number of outstanding shares entitled to vote at the annual meeting is 29,923,238 shares of our common stock.

If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the annual meeting, or any postponements or adjournments of the annual meeting.

Q.	What are the voting rights of the holders of common stock?	A.	Each outstanding share of our common stock will be entitled to one vote on each matter considered at the annual meeting.

Q.	How do I vote?	A.	If you are a record holder, meaning your shares are registered in your name, you may vote:

(1) Over the Internet:  Go to the website of our tabulator, Computershare Investor Services, at www.investorvote.com. Use the vote control number printed on your enclosed proxy card to access your account and vote your shares. You must specify how you want your shares voted or your Internet vote cannot be completed and you will receive an error message. Your shares will be voted according to your instructions.

(2) By Telephone:  Call 1-800-652-VOTE (8683) toll free from the U.S., Canada and Puerto Rico, and follow the instructions on your enclosed proxy card. You must specify how you want your shares voted and confirm your vote at the end of the call or your telephone vote cannot be completed. Your shares will be voted according to your instructions.

(3) By Mail:  Complete and sign your enclosed proxy card and mail it in the enclosed postage prepaid envelope to Computershare Investor Services. Your shares will be voted according to your instructions. If you do not specify how you want your shares voted, they will be voted as recommended by our Board of Directors.

(4) In Person at the Meeting: If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which we will provide to you at the meeting.

If your shares are held in “street name,” meaning they are held for your account by a broker or other nominee, you may vote:

(1) Over the Internet or by Telephone: You will receive instructions from your broker or other nominee if they permit Internet or telephone voting. You should follow those instructions.
(2) By Mail: You will receive instructions from your broker or other nominee explaining how you can vote your shares by mail. You should follow those instructions.

(3) In Person at the Meeting:  Contact your broker or other nominee who holds your shares to obtain a brokers’ proxy card and bring it with you to the meeting. A broker’s proxy is not the form of proxy card enclosed with this proxy statement. You will not be able to vote in person at the meeting unless you have a proxy from your broker issued in your name giving you the right to vote your shares.

Q.	Can I change my vote?	A	Yes. You may revoke your proxy and change your vote at any time before the annual meeting. To do so, you must do one of the following:

(1) Vote over the Internet or by telephone as instructed above. Only your latest Internet or telephone vote is counted.
(2) Sign a new proxy and submit it as instructed above. Only your latest dated proxy will be counted.
(3) Attend the annual meeting, request that your proxy be revoked and vote in person as instructed above. Attending the annual meeting will not revoke your proxy unless you specifically request it.

Q.	Will my shares be voted if I don’t return my proxy?	A.	If your shares are registered directly in your name, your shares will not be voted if you do not vote over the Internet, by telephone, by returning your proxy or voting by ballot at the meeting. If your shares are held in “street name,” your brokerage firm may, under certain circumstances, vote your shares if you do not return your proxy. Brokerage firms can vote customers’ unvoted shares on routine matters. If you do not return a proxy to your brokerage firm to vote your shares, your brokerage firm may, on routine matters, either vote your shares or leave your shares unvoted. Your brokerage firm cannot vote your shares on any matter that is not considered routine.

Proposal 1, election of directors, and Proposal 3, ratification of the selection of our independent registered public accounting firm, are both considered routine matters. Proposal 2, approving an amendment to our 2005 Employee Stock Purchase Plan, is a non-routine matter. Your brokerage firm cannot vote your shares with respect to Proposal 2 unless it receives your voting instructions. We encourage you to provide voting instructions to your brokerage firm by giving your proxy to them. This ensures that your shares will be voted at the annual meeting according to your instructions. You should receive directions from your brokerage firm about how to submit your proxy to them at the time you receive this proxy statement.

Q.	How many shares must be present to hold the annual meeting?	A.	A majority of our outstanding shares of our common stock must be present at the annual meeting to hold the meeting and conduct business. This is called a quorum. For purposes of determining whether a quorum exists, we count as present any shares that are voted over the Internet, by telephone or by completing and submitting a proxy or that are represented in person at the meeting. Further, for purposes of establishing a quorum, we will count as present shares that a stockholder holds even if the stockholder votes to abstain or votes on at least one of the matters to be voted upon.

If a quorum is not present, we expect to adjourn the meeting until we obtain a quorum.

Q.	What vote is required to approve each matter and how are votes counted?	A.	Proposal 1 — Election of Directors

The nominees for directors who receive the highest number of votes FOR election will be elected as directors. This is called a plurality. Abstentions are not counted for purposes of electing directors. If your shares are held by your broker in “street name,” and you do not vote your shares, your brokerage firm may vote your unvoted shares on Proposal 1. You may:
• vote FOR any or all of the nominees; or
• WITHHOLD your vote from any or all of the nominees.

Votes that are withheld will not be included in the vote tally for the election of the directors and will not affect the results of the vote.

Proposal 2 — Approval of an amendment to our 2005 Employee Stock Purchase Plan.

To approve Proposal 2, stockholders holding a majority of the shares of our common stock present or represented by proxy at the meeting and voting on the matter must vote FOR the proposal. If your shares are held by your broker in “street name” and if you do not vote your shares, your brokerage firm does not have the authority to vote your unvoted shares held by the firm on Proposal 2, and there will be no effect on the vote because these “broker non-votes” are not considered present or represented at the meeting and voting on the matter. If you vote to ABSTAIN on Proposal 2, your shares will not be voted in favor of the proposal, will not be counted as votes cast or shares voting on the proposal and will have no effect on the vote.

Proposal 3 — Ratification of Selection of Independent Registered Public Accounting Firm

To approve Proposal 3, stockholders holding a majority of the votes cast on the matter must vote FOR the proposal. If your shares are held by your broker in “street name,” and you do not vote your shares, your brokerage firm may vote your unvoted shares on Proposal 3. If you vote to ABSTAIN on Proposal 3, your shares will not be voted in favor of or against the proposal and will also not be counted as votes cast or shares voting on the proposal. As a result, voting to ABSTAIN will have no effect on the voting on the proposal.

Although stockholder approval of our Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm is not required, we believe that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the annual meeting, our Audit Committee will reconsider its selection of Ernst & Young LLP.

Q:	Are there other matters to be voted on at the annual meeting?	A.	We do not know of any other matters that may come before the meeting other than the election of directors, approval of the amendment to our 2005 Employee Stock Purchase Plan and the ratification of the selection of our independent registered public accounting firm. If any other matters are properly presented to the meeting, the persons named in the accompanying proxy intend to vote, or otherwise act, in accordance with their judgment on the matter.

Q.	Where can I find the voting results?	A.	We will report the voting results in our Quarterly Report on Form 10-Q for the second quarter ending June 30, 2007.

Q.	Who will bear the costs of soliciting proxies?	A.	We will bear the cost of soliciting proxies. In addition to these proxy materials, our directors, officers and employees may solicit proxies by telephone, e-mail, facsimile and in person, without additional compensation. Upon request, we will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for distributing proxy materials.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of February 15, 2007, or such earlier date as indicated below, with respect to the beneficial ownership of our common stock by:

•	each person whom we know beneficially owns more than 5% of the outstanding shares of our common stock;

•	each of our directors, all of whom are nominees for election as directors at the annual meeting;

•	our principal executive officer, our principal financial officer, our former principal financial officer and our three other most highly compensated executive officers who were serving as executive officers on December 31, 2006, whom we refer to collectively as our “named executive officers”; and

•	all of our directors and executive officers as a group.

The number of shares of our common stock owned by each person is determined under the rules of the Securities and Exchange Commission, or SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after February 15, 2007, or April 16, 2007, through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power, or shares such power with his or her spouse, with respect to the shares set forth in the following table. The inclusion in this table of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

Percentage of common stock outstanding is based on 29,884,283 shares of our common stock outstanding as of February 15, 2007. Shares of common stock subject to stock options currently exercisable, or exercisable within 60 days, are deemed outstanding for the percentage ownership of the person holding such stock options but are not deemed outstanding for any other person.

Unless otherwise indicated below, the address for each person is to the care of NxStage Medical, Inc., 439 South Union Street, 5th Floor, Lawrence, Massachusetts 01843.

	Shares of
	Common		Percentage
	Stock Beneficially		of Common
Name and Address	Owned		Stock Outstanding

5% Stockholders
Credit Suisse (Sprout Entities)	6,185,874	(1)	20.7%
Eleven Madison Avenue New York, New York 10010
Atlas Venture entities	2,592,126	(2)	8.7%
890 Winter Street, Suite 320 Waltham, Massachusetts 02451
Federated Investors, Inc.	2,526,500	(3)	8.5%
Federated Investors Tower 1001 Liberty Avenue Pittsburgh, Pennsylvania 15222
T. Rowe Price Associates, Inc.	2,206,403	(4)	7.4%
100 E. Pratt Street Baltimore, Maryland 21202
David S. Utterberg	2,005,867	(5)	6.7%
DaVita Inc.	2,000,000	(6)	6.7%
601 Hawaii Street El Segundo, California 90245

	Shares of
	Common		Percentage
	Stock Beneficially		of Common
Name and Address	Owned		Stock Outstanding

Directors(7)
Jeffrey H. Burbank	798,534	(8)	2.6%
Philippe O. Chambon	5,930,391	(8)(9)	19.8%
Daniel A. Giannini	29,000	(8)	*
Reid S. Perper	1,305,042	(8)(10)	4.4%
Peter P. Phildius	85,555	(8)	*
Craig W. Moore	48,650	(8)	*
Other Executive Officers
Robert S. Brown	—		—
David N. Gill	32,422	(8)	*
Winifred L. Swan	102,411	(8)	*
Philip R. Licari	208,962	(8)	*
Joseph E. Turk, Jr.	191,782	(8)	*
All directors and executive officers as a group (12 persons)	10,738,616	(11)	34.8%

*	Represents holdings of less than one percent.

(1)	This information is taken from a Schedule 13D/A filed on June 22, 2006 by Credit Suisse jointly with its affiliates, the Sprout Entities and is as of June 9, 2006. As of June 22, 2006, the Sprout Entities may be deemed to beneficially own an aggregate of 6,185,874 shares of common stock, consisting of (i) 2,359,547 shares of common stock held directly by Sprout Capital IX, L.P., (ii) 2,108,034 shares of common stock held directly by Sprout Capital VIII, L.P., (iii) 830,437 shares of common stock held directly by Sprout Capital VII, L.P., (iv) 9,666 shares of common stock held directly by Sprout CEO Fund, L.P., (v) 9,402 shares of common stock held directly by Sprout Entrepreneurs Fund, L.P., (vi) 112,061 shares of common stock held directly by Sprout IX Plan Investors, L.P., (vii) 47,203 shares of common stock held directly by Sprout Plan Investors, L.P., (viii) 126,517 shares of common stock held directly by Sprout Venture Capital, L.P., (ix) 135,480 shares of common stock held directly by DLJ ESC II, L.P., (x) 174,845 shares of common stock held directly by DLJ Capital Corporation, or DLJCC, (xi) 272,582 shares of common stock held directly by CSFB Fund Co-Investment Program, L.P. and (xii) 100 shares held directly by CS SEC USA LLC.

(2)	This information is taken from a Schedule 13G filed on February 12, 2007 by Atlas Venture jointly with its affiliates and is as of December 31, 2006. Consists of (i) 1,502,723 shares of common stock held by Atlas Venture Fund V, L.P., (ii) 373,324 shares of common stock held by Atlas Venture Fund V-A C.V., (iii) 25,011 shares of common stock held by Atlas Venture Entrepreneurs’ Fund V, L.P., (iv) 676,366 shares of common stock held by Atlas Venture Fund III, L.P. and (v) 14,702 shares of common stock held by Atlas Venture Entrepreneurs’ Fund III, L.P. As general partner of certain of the foregoing funds, and by virtue of such funds’ relationship as affiliated limited partnerships, each of Atlas Venture Associates III, L.P., or AVA III LP, and Atlas Venture Associates V, L.P., or AVA V LP, may also be deemed to beneficially own the foregoing shares of common stock. As the general partner of AVA III LP and AVA V LP, respectively, Atlas Venture Associates III, Inc., or AVA III Inc., and Atlas Venture Associates V, Inc., or AVA V Inc., may also be deemed to beneficially own the foregoing shares. AVA III LP, AVA V LP, AVA III Inc. and AVA V Inc. disclaim beneficial ownership of the shares except to the extent of their pecuniary interest therein. In their capacities as directors of AVA III Inc. and AVA V Inc., each of Messrs. Axel Bichara, Jean-Francois Formela and Christopher Spray may be deemed to beneficially own the shares. Each of Messrs. Bichara, Formela and Spray disclaim beneficial ownership of the shares except to the extent of his pecuniary interest therein.

(3)	This information is taken from a Schedule 13G filed on February 13, 2007 by Federated Investors, Inc. and is as of December 31, 2006. Federated Investors, Inc. reports sole voting power and sole dispositive power as to all 2,526,500 shares. Federated Investors, Inc. is the parent holding company of Federated Equity Management Company and Federated Global Investment Management Corp., each of which acts as investment advisers to registered investment companies and separate accounts that own shares of our common stock. Each of these entities is a wholly-owned subsidiary of FII Holdings, Inc., which is a wholly-owned subsidiary of Federated Investors, Inc. The shares held by Federated Investors, Inc. are held in a Voting Shares Irrevocable Trust, for which John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue act as trustees. Each trustee disclaims beneficial ownership with respect to the shares of our common stock held by Federated Investors, Inc.

(4)	This information is taken from a Schedule 13G filed by T. Rowe Price Associates, Inc. on February 14, 2007, and is as of December 31, 2006. These securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended, T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates, Inc. expressly disclaims that it is the beneficial owner of such securities. Of the 2,206,403 shares of our common stock deemed beneficially owned, T. Rowe Price Associates, Inc. reports sole voting power as to 138,200 shares and sole dispositive power as to 2,206,403 shares.

(5)	David Utterberg holds (a) 1,978,370 shares of our common stock and (b) 27,497 shares of common stock which Mr. Utterberg has the right to acquire within 60 days of February 15, 2007 upon exercise of outstanding stock options, representing 6.7% of our common stock (See Note 8 below).

(6)	This information is taken from a Schedule 13G filed on February 16, 2007 by DaVita Inc.

(7)	David Utterberg, a 5% stockholder, is also a member of our Board of Directors.

(8)	The number of shares of our common stock that each person is deemed to beneficially own includes the number of shares of our common stock which such person has the right to acquire within 60 days after February 15, 2007 upon exercise of outstanding stock options as set forth opposite his or her name:

Number
Name	of Shares

Jeffrey H. Burbank	360,978
Philippe O. Chambon	26,000
Daniel A. Giannini	29,000
Reid S. Perper	26,000
Peter P. Phildius	81,913
David S. Utterberg	27,497
Craig W. Moore	44,791
David N. Gill	25,000
Winifred L. Swan	89,981
Philip R. Licari	208,962
Joseph E. Turk, Jr.	90,487

(9)	Includes 5,900,534 shares held by various Sprout Group entities. Dr. Chambon is a managing director of New Leaf Venture Partners, L.L.C, or NLVP, and is a limited partner of DLJ Associates IX, L.P., which is a general partner of Sprout Capital IX, L.P. NLVP has entered into a sub-management agreement with DLJCC whereby NLVP and its principals, including Dr. Chambon, provide DLJCC with investment management services on the investments held by various of the Sprout Group venture capital funds including (i) 9,666 shares of our common stock held directly by Sprout CEO Fund, L.P., (ii) 162,187 shares of our common stock held directly by DLJCC, (iii) 135,480 shares of our common stock held directly by DLJ ESC II, L.P., (iv) 830,437 shares of our common stock held directly by Sprout Capital VII, L.P., (v) 2,108,034 shares of our common stock held directly by Sprout Capital VIII, L.P., (vi) 2,359,547 shares of our common stock held directly by Sprout Capital IX, L.P., (vii) 9,402 shares of our common stock held directly by Sprout Entrepreneurs Fund, L.P., (viii) 112,061 shares of our common stock held directly by Sprout IX Plan Investors, L.P., (ix) 126,517 shares of our common stock held directly by Sprout Venture Capital, L.P. and (x) 47,203 shares of our common stock held directly by Sprout Plan Investors, L.P. Dr. Chambon expressly disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(10)	Includes 1,276,112 shares held by Healthcare Investment Partners Holdings LLC, of which Mr. Perper is a Managing Director. Mr. Perper disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interest in such shares.

(11)	Includes an aggregate of 1,010,609 shares of our common stock which all executive officers and directors have the right to acquire within 60 days after February 15, 2007 upon exercise of outstanding stock options.

PROPOSAL 1 — ELECTION OF DIRECTORS

The board of directors recommends a vote “FOR” the election of each of Messrs. Burbank, Chambon, Giannini, Moore, Perper, Phildius and Utterberg.

Our Board of Directors currently consists of seven members who serve one-year terms. Our Board of Directors has set the authorized number of directors at eight, and we are proposing the election of seven members at the annual meeting. Following the annual meeting, there will continue to be one vacancy on the Board of Directors. This vacancy will be filled by the vote of our Board of Directors following the annual meeting after a suitable candidate is identified. Our bylaws provide that any vacancies in our Board of Directors may be filled only by our Board of Directors, and the authorized number of directors may be changed only by our Board of Directors. You may not vote your shares of common stock for a greater number of directors than the seven individuals nominated for election at the annual meeting.

The persons named in the enclosed proxy will vote to elect as directors Jeffrey H. Burbank, Philippe O. Chambon, Daniel A. Giannini, Craig W. Moore, Reid S. Perper, Peter P. Phildius and David S. Utterberg, unless you indicate on your proxy that your shares should be withheld from one or more of these nominees. All nominees are currently members of our Board of Directors.

If elected, the nominees will hold office until our Annual Meeting of Stockholders in 2008 and until their successors are duly elected and qualified. Each of the nominees has indicated his willingness to serve, if elected; however, if any nominee should be unable to serve, the shares of our common stock represented by proxies may be voted for a substitute nominee designated by our Board of Directors.

Below are the names, ages and certain other information for each member of the Board of Directors, each of whom is a nominee for election at the annual meeting. Information with respect to the number of shares of our common stock beneficially owned by each director, directly or indirectly, as of February 15, 2007 appears above under the heading “Stock Ownership of Certain Beneficial Owners and Management.”

Director Nominees

Jeffrey H. Burbank, age 44, has been our President and Chief Executive Officer and a director of NxStage since 1999. Prior to joining NxStage, Mr. Burbank was a founder and the Chief Executive Officer of Vasca, Inc., a medical device company that developed and marketed a blood access device for dialysis patients. Mr. Burbank currently serves on the board of directors of the National Kidney Foundation. He holds a B.S. from Lehigh University.

Philippe O. Chambon, M.D., Ph.D., age 49, has served as a director of NxStage since 1998, has been Chairman of our Board of Directors since December 2004 and currently serves on our Compensation and Nominating and Corporate Governance Committees. Dr. Chambon is a Managing Director and founder of New Leaf Venture Partners, a spin-off from The Sprout Group. He joined Sprout in May 1995 and became a General Partner in January 1997. He invests broadly in healthcare technology companies. He is currently on the board of Auxilium Pharmaceuticals (AUXL), NxStage Medical, Inc. (NXTM) and PharSight Corporation (PHST), as well as several private companies. Previously, Dr. Chambon served as Manager in the Healthcare

Practice of The Boston Consulting Group from May 1993 to April 1995. From September 1987 to April 1993, he was an executive with Sandoz Pharmaceutical, where he led strategic product development, portfolio management and pre-marketing activities in his capacity as Executive Director of New Product Management. Dr. Chambon did graduate research in molecular immunology at The Pasteur Institute and earned a MD, Ph.D. from the University of Paris. He also has an MBA from Columbia University in New York.

Daniel A. Giannini, age 57, has served as a director of NxStage since October 2005 and currently serves as chair of our Audit Committee and a member of our Nominating and Corporate Governance Committee. Mr. Giannini is currently an executive advisor at the Advanced Technology Development Center of the Georgia Institute of Technology. He retired in June 2005, after a more than 30-year career, as a Certified Public Accountant with PricewaterhouseCoopers LLP. During his last five years at PricewaterhouseCoopers LLP, Mr. Giannini served as an audit partner and led the firm’s Atlanta office’s Technology, Information, Communications and Entertainment practice. Mr. Giannini received a B.S. degree in Business Administration from LaSalle University.

Craig W. Moore, age 62, has served as a director of NxStage since 2002 and currently serves as chair of our Compensation Committee and a member of our Audit Committee. From 1986 to 2001, Mr. Moore was chairman of the board of directors and chief executive officer at Everest Healthcare Services Corporation, a provider of dialysis to patients with renal failure. Since 2001, Mr. Moore has acted as a consultant to various companies in the healthcare services industry. From 1986 through 2001, Mr. Moore was President of Continental Health Care, Ltd., an extracorporeal services and supply company and, from 1990 through 2004, he was President of New York Dialysis Management, a dialysis management business. Mr. Moore serves as a director on several private company boards.

Reid S. Perper, age 47, has served as a director of NxStage since September 2005 and currently serves as a member of our Audit Committee. Since January 2004, Mr. Perper has been a Managing Director of Healthcare Investment Partners LLC. From November 2000 through June 2003, Mr. Perper was a Managing Director and Co-Head of Europe for CSFB Private Equity. Prior to joining CSFB, Mr. Perper was a Managing Director of DLJ Merchant Banking Partners. Mr. Perper joined Donaldson, Lufkin & Jenrette in 1988. Mr. Perper also served as an investment professional for Caxton Europe Asset Management Ltd. from July 2001 through July 2005.

Peter P. Phildius, age 77, has served as a director of NxStage since 1998 and served as Chairman of our Board of Directors from 1998 until December 2004 and currently serves as the chair of our Nominating and Corporate Governance Committee and as a member of our Compensation Committee. Since 1986, Mr. Phildius has been the Chairman and Chief Executive Officer of Avitar, Inc., which develops, manufactures and markets products for the oral fluid diagnostic and clinical testing markets, as well as customized polyurethane applications used in wound dressings. Since 1985, Mr. Phildius has been a partner in PKS Consulting Services. Mr. Phildius also previously served as the President and Chief Operating Officer of National Medical Care, Inc. (now Fresenius Medical Care) and Vice President and President of the Parenteral, Artificial Organs and Fenwal Divisions of Baxter Laboratories, the predecessor of Baxter Healthcare Corp.

David S. Utterberg, age 61, has served as a director of NxStage since 1998. Since 1981, Mr. Utterberg has been the Chief Executive Officer, President and the sole stockholder of Medisystems Corporation, which supplies the completed disposable cartridges used with our NxStage System One, and since 1996, he has been the President and sole stockholder of DSU Medical Corporation. Medisystems Corporation is a designer, manufacturer and supplier of disposable medical devices for the extracorporeal blood therapy market and DSU Medical Corporation holds and licenses over 90 U.S. and foreign patents and other intellectual property in medical technology focused on extracorporeal therapy devices. Mr. Utterberg was also a director of Vasca, Inc., a medical device company that developed and marketed a blood access device for dialysis patients.

CORPORATE GOVERNANCE

General

Our Board of Directors believes that good corporate governance is important to ensure that NxStage is managed for the long-term benefit of our stockholders. This section describes key corporate governance guidelines and practices that we have adopted. Complete copies of our Corporate Governance Guidelines, committee charters and Code of Business Conduct and Ethics described below are available under the investor information section of our website at www.nxstage.com. Alternatively, you can request a copy of any of these documents by writing to: Investor Relations, NxStage Medical, Inc., 439 South Union Street, 5th Floor, Lawrence, Massachusetts 01843.

Corporate Governance Guidelines

Our Board of Directors has adopted corporate governance guidelines to assist it in the exercise of its duties and responsibilities and to serve the best interests of NxStage and our stockholders. The Board of Directors periodically reviews these guidelines, and modifies them, as appropriate. These guidelines, which provide a framework for the conduct of our Board of Directors, provide that:

•	the principal responsibility of our directors is to oversee our management;

•	a majority of the members of our Board of Directors shall be independent directors;

•	independent directors meet periodically in executive session;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors; and

•	at least annually our Board of Directors and its committees will seek to conduct a self-evaluation to determine whether they are functioning effectively.

Most recently, the Board of Directors amended the corporate governance guidelines to also provide that:

•	the offices of Chairman of our Board of Directors and Chief Executive Officer must be separate;

•	directors may not serve on more than five public company boards, including our Board; and

•	directors who reach the age of 72 must retire from our Board of Directors at the end of his or her then-current term.

In determining the nominees for this annual meeting, the Board of Directors determined to exempt Peter Phildius from the new retirement age requirement and to nominate him for re-election at this annual meeting.

Board Determination of Independence

Under applicable NASDAQ rules, a director will only qualify as an “independent director” if, in the opinion of our Board of Directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors has determined that Dr. Chambon and Messrs. Giannini, Perper, Phildius and Moore each do not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 4200(a)(15) of the NASDAQ Stock Market, Inc. Marketplace Rules. In determining the independence of the directors listed above, our Board of Directors considered the transaction discussed in “Certain Relationships and Related Transactions.”

Communicating with the Independent Directors

Our Board of Directors will give appropriate attention to written communications that are submitted by stockholders and other interested parties, and will respond if, and as, appropriate. Dr. Chambon, the Chairman of our Board of Directors, with the assistance of our General Counsel, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors.

Under procedures approved by a majority of the independent directors, communications will be forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Chairman of our Board of Directors considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we may in the future receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to our Board of Directors should address such communications to Board of Directors, c/o Winifred L. Swan, Esq., Senior Vice President and General Counsel, NxStage Medical, Inc., 439 South Union Street, 5th Floor, Lawrence, Massachusetts 01843.

Director Nomination Process

The process followed by our Nominating and Corporate Governance Committee to identify and evaluate candidates includes requests to members of our Board of Directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and our Board of Directors.

In considering whether to recommend any candidate for inclusion in the Board of Directors’ slate of recommended director nominees, including candidates recommended by stockholders, the Nominating and Corporate Governance Committee applies the criteria that are set forth in our Corporate Governance Guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. In addition, the committee will consider the candidates age as it relates to our mandatory retirement policy for directors. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each nominee. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow our Board of Directors to fulfill its responsibilities.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to the Nominating and Corporate Governance Committee, c/o Winifred L. Swan, Senior Vice President and General Counsel, NxStage Medical, Inc., 439 South Union Street, 5th Floor, Lawrence, Massachusetts 01843. Assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating and Corporate Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Our stockholders also have the right to nominate director candidates themselves, without any prior review or recommendation by the Nominating and Corporate Governance Committee or our Board of Directors, by following the procedures set forth under the heading “Other Matters — Stockholder Proposals for the 2008 Annual Meeting.”

At the annual meeting, stockholders will be asked to consider the election of Jeffrey H. Burbank, Philippe O. Chambon, Daniel A. Giannini, Craig W. Moore, Reid S. Perper, Peter P. Phildius and David S. Utterberg, each of whom is being nominated for re-election to our Board of Directors.

Board Meetings and Attendance

Our Board of Directors met 13 times, either in person or by teleconference, during the year ended December 31, 2006, or fiscal 2006. During fiscal 2006, each of our directors attended at least 75% of the number of Board meetings and meetings held by all committees on which he then served.

Director Attendance at Annual Meeting of Stockholders

Our Corporate Governance Guidelines provide that directors are expected to attend the annual meeting. All but one of our directors attended the 2006 Annual Meeting of Stockholders, and we expect substantially all of our directors to attend the 2007 annual meeting.

Board Committees

Our Board of Directors has established three standing committees — Audit, Compensation and Nominating and Corporate Governance — each of which operates under a charter that has been approved by our Board of Directors. Current copies of each committee’s charter are posted on the Corporate Governance section of our website, www.nxstage.com.

The Board of Directors has determined that all of the members of each of our three standing Board committees are independent as defined under NASDAQ rules, including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, or the Exchange Act.

Audit Committee

The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

•	overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from the such firm;

•	reviewing and discussing with management and the registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal controls over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing our internal audit function;

•	discussing our risk management policies;

•	establishing policies regarding hiring employees from the registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our internal auditing staff, registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the audit committee report required by SEC rules, which is included on page 14 of this proxy statement.

The members of the Audit Committee are Messrs. Giannini (Chair), Moore and Perper. The Board of Directors has determined that each of these members is independent, as that term is defined by applicable NASDAQ and SEC rules and that Mr. Giannini is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K under the Exchange Act. The Audit Committee met eight times during fiscal 2006.

The Audit Committee currently acts under a charter that was amended and restated on April 26, 2007. Our policies and procedures for the review and approval of related person transactions are summarized beginning on page 15 of this proxy statement.

Compensation Committee

Our Compensation Committee, among other things, provides recommendations to the Board of Directors regarding our compensation programs, and has the following principal duties:

•	annually reviewing and approving, or making recommendations to our Board of Directors, with respect to, the compensation of our Chief Executive Officer, or CEO, and our other executive officers;

•	reviewing and making recommendations to our Board of Directors with respect to management succession planning;

•	overseeing and administering our cash and equity incentive plans;

•	reviewing and making recommendations to our Board of Directors with respect to director compensation;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis,” which is included beginning on page 16 of this proxy statement; and

•	preparing the compensation committee report required by SEC rules, which is included on page 23 of this proxy statement.

The members of the Compensation Committee are Messrs. Moore (Chair) and Phildius and Dr. Chambon. The Board of Directors has determined that each of these members is independent, as that term is defined by applicable NASDAQ rules. The Compensation Committee met seven times during fiscal 2006.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee has the following principal responsibilities:

•	identifying individuals qualified to become members of our Board of Directors;

•	recommending to our Board of Directors the persons to be nominated for election as directors and to each of the committees;

•	developing and recommending to our Board of Directors corporate governance principles; and

•	overseeing an annual evaluation of our Board of Directors.

The processes and procedures followed by the Nominating and Corporate Governance Committee in identifying and evaluating director candidates are described above under the heading “Director Nomination Process.”

The members of the Nominating and Corporate Governance Committee are currently Messrs. Phildius (Chair), Giannini and Dr. Chambon. The Board of Directors has determined that each of these members is independent, as that term is defined by applicable NASDAQ rules. The Nominating and Corporate Governance Committee met three times during fiscal 2006.

Code of Business Conduct and Ethics

We have adopted a written Code of Business Conduct and Ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. We have posted a copy of the code on our website, www.nxstage.com. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ Global Select market listing standards concerning any amendments to, or waivers of, our code.

Audit Committee Report

The purpose of the Audit Committee is to assist the Board of Directors’ oversight of NxStage’s accounting and reporting processes and the audits of NxStage’s consolidated financial statements. The Audit Committee is composed of three members and acts under a written charter first adopted and approved on September 7, 2005 and subsequently amended and restated on April 26, 2007. A copy of the Amended and Restated Audit Committee Charter is available on NxStage’s website (www.nxstage.com).

The Audit Committee has reviewed NxStage’s audited financial statements for the fiscal year ended December 31, 2006 and has discussed these financial statements with NxStage’s management and independent registered public accounting firm.

The Audit Committee has also received from, and discussed with, Ernst & Young LLP, NxStage’s independent registered public accounting firm, various communications that NxStage’s independent registered public accounting firm is required to provide to the Audit Committee under Statement on Auditing Standards No. 61 (as amended), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, other standards of the Public Company Accounting Oversight Board, the rules and regulations of the Securities and Exchange Commission, and other applicable regulations.

NxStage’s independent registered public accounting firm also provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T. The Audit Committee has discussed with the independent registered public accounting firm the matters discussed in this letter, including their provision of tax and other non-audit related services, and their independence from NxStage.

Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the Audit Committee recommended to NxStage’s Board of Directors that the audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2006.

By the Audit Committee of the Board of Directors

Daniel A. Giannini (Chair)
Craig W. Moore
Reid S. Perper

Fees of Independent Registered Public Accounting Firm

The following table summarizes the fees of Ernst & Young LLP, our independent registered public accounting firm, billed to us for each of the last two fiscal years.

Fee Category	Fiscal 2006	Fiscal 2005

Audit Fees(1)	$555,000	$652,600
Audit-Related Fees(2)	—	21,400
Tax Fees(3)	78,000	75,000
All Other Fees(4)	3,000	3,000

Total Fees	$636,000	$752,000

(1)	The audit fees for fiscal 2006 consisted of fees for the audit of our consolidated financial statements, the review of the interim financial statements included in our quarterly reports on Form 10-Q, other professional services provided in connection with statutory and regulatory filings or engagements and fees in an aggregate amount of $110,000 for services relating to our follow-on public offering completed in June 2006. The audit fees for fiscal 2005 consisted of fees for the audit of our consolidated financial statements, the review of the interim financial statements included in our quarterly reports on Form 10-Q, other professional services provided in connection with statutory and regulatory filings or engagements and fees in an aggregate amount of $437,600 for services relating to our initial public offering.

(2)	Audit-related fees for fiscal 2005 consisted of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our consolidated financial statements and which are not reported under “Audit Fees.”

(3)	Tax fees consist of fees for tax compliance and tax advice. Tax compliance services, which relate to the preparation of federal and state tax returns and quarterly estimated tax payments, accounted for $58,000 of the total tax fees billed in fiscal 2006 and $55,000 of the total tax fees billed in fiscal 2005. Tax advice services amounted to $20,000 in fiscal 2006 and 2005 and related to tax considerations regarding shareholder equity compensation, review of net operating loss utilization and the incorporation of our subsidiary in Germany.

(4)	Other fees for fiscal 2006 and fiscal 2005 consist of fees for using the on-line accounting research tools of Ernst & Young LLP.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specific services to be provided by our independent registered public accounting firm. At the time of such pre-approval, the type of services to be provided, and the fees relating to those services, are detailed.

Before the commencement of any audit, tax or other services, our management obtains an engagement letter from our independent registered public accounting firm that is signed by both our Chief Financial Officer and the Chairperson of the Audit Committee. Our Chief Financial Officer has the ability, without obtaining prior Audit Committee approval, to engage our independent registered public accounting firm to perform general pre-approved services on projects, up to a maximum of $50,000 annually. The Audit Committee reviews with management all services provided by our independent registered public accounting firm, whether or not the services were pre-approved, and all related fees charged on a quarterly and annual basis.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Relationship with Medisystems Corporation

Medisystems Corporation supplies the completed disposable cartridges used with our NxStage System One. The chief executive officer and sole stockholder of Medisystems, David S. Utterberg, is a member of our Board of Directors and owns approximately 6.7% of our outstanding common stock. We purchased approximately $4.1 million of goods and services during fiscal 2006 from Medisystems. In January 2007, we entered into a seven-year agreement with Medisystems pursuant to which Medisystems will supply to NxStage no less than 90% of NxStage’s North American requirements for disposable cartridges for use with the System One. The agreement may be terminated upon a material breach, generally following a 120-day cure period.

Policies and Procedures Regarding Review, Approval and Ratification of Related Person Transactions

Our Board of Directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our General Counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our Audit Committee. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit Committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the Audit Committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•	any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Audit Committee may approve or ratify the transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in our best interests. The Audit Committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our Board of Directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•	interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 1% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, and (c) the amount involved in the transaction equals less than the greater of $1,000,000 or 2% of the annual gross revenues of the company receiving payment under the transaction; and

•	a transaction that is specifically contemplated by provisions of our charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

INFORMATION ABOUT EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Our Executive Compensation Philosophy and Objectives

Our executive compensation philosophy is to provide our executives with appropriate and competitive individual pay opportunities, with total compensation significantly influenced by the attainment of corporate and individual performance objectives and the creation of shareholder value. The primary objectives of our executive compensation program are to:

•	attract, retain and reward executives who can help us to achieve our business objectives;

•	promote the achievement of key strategic and financial performance measures by linking short- and long-term cash and equity incentives to the achievement of measurable corporate and individual performance goals; and

•	align executives’ long-term incentives with the interests of our stockholders.

To achieve these objectives, the Compensation Committee evaluates our executive compensation program with the goal of setting compensation at levels the Committee believes are competitive with those of other companies in our industry and our region that compete with us for executive talent. In addition, our executive compensation program ties a significant portion of each executive’s overall compensation to key strategic, financial and operational goals such as growth in our customer base, new product development initiatives, implementation of appropriate financing strategies, and achievement of our sales and operating goals, as measured by metrics such as revenue and net loss. We also provide a portion of our executive compensation in the form of stock option and restricted stock grants that vest over time, which we believe helps to retain our executives and aligns their interests with those of our stockholders by allowing them to participate in the longer-term success of NxStage as reflected in stock price appreciation.

How Executive Compensation is Determined

Our Compensation Committee has primary responsibility for reviewing, setting and approving the compensation of our named executive officers. Information about our Compensation Committee and its composition and responsibilities can be found on page 13 of this proxy statement, under the heading “Compensation Committee.” In fulfilling this responsibility, the Compensation Committee relies on three key elements: market referencing, performance considerations, and CEO and Compensation Committee judgment.

Market Referencing Against a Peer Group.  We base our compensation decisions on market considerations, by benchmarking our executive compensation against compensation paid to employees in comparable roles at peer companies. We engaged the services of the Hay Group prior to our initial public offering to help us collect this market information, and establish the group of companies originally included in our peer compensation group, which we refer to as our Peer Group. The Compensation Committee expects to periodically review and update this Peer Group, to ensure that those included are generally comparable to our company and are representative of those companies against which we compete for executive talent. An update of the Hay Group’s Peer Group analysis was not performed in 2006. The Compensation Committee expects to engage a compensation consultant to review and update the Hay Group’s Peer Group analysis later this year.

We generally target base salaries and executive benefits at the 50th percentile, incentive performance awards at the 75th percentile and the grant value of equity awards at the 75th percentile of the Peer Group. These are overall guidelines, and variations to these general targets may occur as dictated by the experience level of the individual and market factors.

Performance Considerations.  In addition to considering market rates for executive compensation, we award our executives compensation in recognition of their performance as a team in achieving our business objectives, as well as their individual performance. To assist our evaluation of executive performance, we conduct an annual Performance Review. The Performance Review process is designed to guide performance discussions, establish performance objectives and communicate annual achievements. Our CEO conducts each named executive officer’s Performance Review, in consultation with the Audit Committee for the Chief Financial Officer, and the Compensation Committee conducts the Performance Review for the CEO.

CEO and Compensation Committee Judgment.  Our total compensation program operates not only based on the application of market referencing and corporate and individual performance considerations, but also through the application of CEO and Compensation Committee judgment. We do not employ a purely formulaic approach to any of our compensation plans. There are guidelines in place, but there are also individual performance factors and executive retention considerations that permit discretion to increase or decrease cash and equity awards based on those considerations.

In making its compensation determinations, the Compensation Committee reviews the total of all elements of compensation for each of our executive officers. In addition, the Compensation Committee considers the economic value as well as the retentive value of prior equity grants received by our named executives in determining current and future compensation, and considers each executive’s compensation compared to the compensation of other executives and other employees generally. In determining the reasonableness of our executives’ total compensation, the Compensation Committee reviews not only individual and corporate performance compared to plan, but also the nature of each element of executive compensation provided, including salary, bonus, long-term incentive compensation, and accumulated realized and unrealized stock option grants, as well as the terms of executive severance and change of control arrangements.

In addition, while the Compensation Committee is solely responsible for setting the targets and approving the awards, the Compensation Committee relies on the judgment of the CEO regarding evaluating the actual performance of each executive (other than the CEO) against those through the Performance Review process and recommending appropriate salary and incentive awards. The CEO participates in Compensation Committee meetings, at the request of the Committee, in order to provide background information and explanations supporting his recommendations.

Components of our Executive Compensation Program

Overview of Compensation.  Our executive compensation program consists of fixed compensation elements, such as base salary and benefits, and variable performance-based elements, such as annual and long-term incentives. Our fixed compensation elements are designed to provide a stable source of income and financial security to our executives. Our variable performance-based compensation elements are designed to reward performance at three levels: individual performance, actual corporate performance compared to annual business goals, and corporate performance in terms of long-term shareholder value creation. Through these performance incentive awards, we reward the achievement of short-term goals, such as annual growth in our chronic patient numbers or our critical care business, annual reductions in cost of goods, and completion of key business agreements, and long-term goals, such as business growth, product innovation and stock price appreciation.

We compensate our executives primarily through base salary, performance based annual cash incentive bonuses and equity awards. This three-part compensation approach enables us to remain competitive with our industry peers and Peer Group while ensuring that executives are appropriately incentivized to deliver short-term results while creating long-term shareholder value.

We do not have any formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. Instead, the Compensation Committee, after reviewing publicly available information regarding the executive compensation of the Peer Group, determines subjectively what it believes to be the appropriate level and mix of the various compensation components. The Compensation Committee has chosen to put a significant percentage of each executive’s pay at risk, contingent upon the achievement of certain goals within our strategic plan and overall corporate achievement.

Base Salary

Base salary is used to recognize the experience, skills, knowledge and responsibilities required of all of our employees, including our executives. When establishing base salaries, the Compensation Committee considers compensation in the Peer Group, other available compensation survey data, as well as a variety of other factors, including the seniority of the individual, the level of the individual’s responsibility, the ability to replace the individual, the base salary of the individual at his or her prior place of employment, if applicable, and the number of well qualified candidates to assume the individual’s role.

Base salaries are reviewed at least annually by our Compensation Committee, and are adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. Effective January 1, 2006, each of our named executives received increases in base salary (between 3% and 7%), consistent with those increases generally reported in compensation surveys we purchased, including surveys purchased from Top Five Data Service, Inc. and The Survey Group. In November 2006, we adjusted the base salary of Winifred L. Swan, our Senior Vice President and General Counsel, to recognize her increased responsibilities following our initial public offering and to adjust her compensation to better reflect rates paid to other individuals within the region and industry with similar levels of experience and responsibilities. We also hired Robert S. Brown, our new Senior Vice President and Chief Financial Officer in November 2006. In setting his compensation, we looked to his compensation at his prior company and to the compensation of other chief financial officers within the region and industry with similar levels of experience and roles.

Ms. Swan’s and Mr. Brown’s compensation was not adjusted in 2007 as their compensation was adjusted, in the case of Ms. Swan, and initially established, in the case of Mr. Brown, in November 2006. Messrs. Burbank, Turk and Licari received increases in base salary, effective as of January 1, 2007, in acknowledgement, in the case of Messrs. Burbank and Turk, of their expanded responsibilities as we continue to grow, and in the case of Mr. Burbank, his expanded responsibilities following our becoming a public company.

Annual Cash Incentive Bonus

We have an annual cash incentive bonus plan for our executives. The annual cash incentive bonuses are intended to compensate for the achievement of both corporate and individual performance objectives. Amounts payable under the annual cash incentive bonus plan are calculated as a percentage of the applicable executive’s base salary, with higher ranked executives typically being compensated at a higher percentage of base salary. The corporate targets and the individual objectives are given roughly equal weight in the bonus analysis. The corporate targets generally conform to the financial metrics contained in the internal business plan adopted by the board of directors. Individual objectives are necessarily tied to the particular area of expertise of the employee and their performance in attaining those objectives relative to external forces, internal resources utilized and overall individual effort. The Compensation Committee works with the CEO to develop corporate and individual goals that they believe can be reasonably achieved with hard work over the next year.

The Compensation Committee approved our 2006 Corporate Bonus Plan in March 2006. Awards under the Plan for named executive officers were based on a comparison of individual performance against pre-determined individual goals and actual corporate results against our sales and operating expense budget, as measured by the following metrics: revenues and operating expenses.

The target bonus awards, as a percentage of base salary, for 2006 for the named executive officers under the 2006 Corporate Bonus Plan were: 35% of base salary for all named executives, other than the CEO, whose target bonus award was 45% of base salary. Actual awards to named executives for performance in 2006 were approximately 29% for Mr. Turk and Ms. Swan, 23% for Mr. Licari; 35% for Mr. Brown, as agreed to in his employment agreement with us for 2006, and approximately 38% for Mr. Burbank. These awards reflected the Committee’s assessment of individual executive performance as well as the fact that, although we exceeded our revenue target in the 2006 Corporate Bonus Plan, we did not meet our pre-tax loss target under the Plan. As reflected in the Summary Compensation Table appearing on page 23 of this proxy statement, Messrs. Burbank and Turk did not receive payment of their full awards under the 2006 Corporate Bonus Plan, pursuant to an earlier Board action requiring that bonuses earned by such individuals between 2004 and 2006 be offset against a portion of the tax gross-up paid to such individuals in connection with the forgiveness of all of their indebtedness to NxStage in 2004.

The Compensation Committee approved our 2007 Corporate Bonus Plan in April 2007. Under this plan, each named executive officer’s 2007 bonus payout will be determined based on a comparison of individual performance against pre-determined individual goals and actual corporate results against our sales and operating expense budget, as measured by the following metrics: chronic patient numbers, critical care sales, cost of goods sold and operating expenses, as well as such other metrics as may be added within the discretion of the Compensation Committee as changes within our business environment may dictate.

The target 2007 bonus awards, as a percentage of salary, for named executive officers under the 2007 Corporate Bonus Plan are: 35% of base salary for all named executives other than the CEO and Senior Vice President of Commercial Operations, whose target bonus awards are 50% and 45%, respectively.

Special Recognition Awards

In addition to cash payments under Compensation Committee approved annual cash incentive bonus plans, we periodically make special awards in recognition of extraordinary achievements. For example, in April 2007, we granted special recognition bonuses to a few employees who were instrumental to the completion of our recently announced agreements with three dialysis chains. Recipients included two named executive officers: Messrs. Burbank and Turk.

Signing Bonuses

We also occasionally award cash signing bonuses when executives first join us. Such cash signing bonuses typically must be repaid in full if the executive voluntarily terminates employment with us prior to the first anniversary of the date of hire. Whether a signing bonus is paid and the amount of the bonus is determined on a case-by-case basis under the specific hiring circumstances. For example, we will consider paying signing bonuses to compensate for amounts forfeited by an executive upon terminating prior employment, to assist with relocation expenses or to create additional incentive for an executive to join us in a position where there is high market demand. In 2006, we paid an $82,000 signing bonus to Robert S. Brown, our new Senior Vice President and Chief Financial Officer, to compensate him for the incentive bonus he forfeited when he left his prior employer to join NxStage in November 2006.

The salaries paid and the cash bonuses awarded for 2006 to our named executive officers are shown in the Summary Compensation Table on page 23 of this proxy statement.

Stock Option and Restricted Stock Awards

Our equity award program is the primary vehicle for offering long-term incentives to our executives. We believe that equity awards provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, the vesting feature of our equity awards should further our goal of executive retention because this feature provides an incentive to our executives to remain in our employ during the vesting period. In determining the size of equity awards to our executives, our Compensation Committee considers comparative share ownership of executives in our compensation Peer Group, our business performance, the applicable executive’s performance, the amount of equity previously awarded to the executive, the vesting of such awards and the recommendations of management.

We typically make an initial equity award of stock options to new executives and subsequent equity grants of options or restricted stock from time to time thereafter as part of our overall executive compensation program. All grants of options and restricted stock to our executives are approved by the Compensation Committee.

We did not make an annual equity award to our named executives in 2006, but did make the following grants to named executives in 2006, outside of our annual grant program: (i) 7,422 shares of restricted common stock were granted to David N. Gill, our former Senior Vice President and Chief Financial Officer, as payment in lieu of the cash bonus that he would have earned during the period of 2006 preceding his resignation, (ii) 13,027 shares of restricted common stock were granted to Philip R. Licari, our Senior Vice President and Chief Operating Officer, in connection with the amendment of his initial option grant increasing the per share exercise price of his option from $4.10 to $5.47 in response to the requirements of Internal Revenue Code Section 409A, (iii) 10,000 shares of restricted common stock were granted to Winifred L. Swan, our Senior Vice President and General Counsel, in recognition of her increased responsibilities following our public offering, and (iv) 250,000 stock options were granted to Robert S. Brown, our new Senior Vice President and Chief Financial Officer, as his initial equity award.

Our equity awards have typically taken the form of stock options, and in limited circumstances we have also made restricted stock grants. We typically grant restricted stock awards at no cost to the executive. Because the shares have a built-in value at the time the restricted stock awards are granted, we generally grant significantly fewer shares of restricted stock than the number of stock options we would grant for a similar purpose. Typically, the stock options and restricted stock we grant to our executives vest at a rate of 25% per year over a period of four years. Vesting rights cease upon termination of employment and stock option exercise rights cease 90 days following termination of employment, except in the case of death or disability. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents. We set the exercise price of all stock options to equal the closing price of our common stock on the NASDAQ Global Market on the date of grant.

Elements of Indirect Pay

In addition to the direct pay elements described above, we also provide our executives with indirect pay in the form of benefits. We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance and a 401(k) plan. Executives are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. We match 100% of the first 3%, and 50% of the next 2%, of the employee’s compensation contributed to the 401(k) plan, subject to then-current Internal Revenue Service limits on the amount that may be contributed by employees to such plans. All of our named executives participate in our 401(k) plan and receive matching contributions according to this formula.

Severance and Change-of-Control Benefits

Pursuant to employment agreements we have entered into with each of our named executive officers and our 2005 Stock Incentive Plan, our executives are entitled to specified benefits in the event of the termination of their employment under certain circumstances, including termination following a change of control of our company. The purpose of these benefits is to ensure that we remain competitive in attracting and retaining executives within our industry and Peer Group and that we retain our key executives during a potentially critical time in the event of a sale or merger of NxStage. After reviewing the practices of companies represented in the Peer Group, we believe that our severance and change of control benefits are generally in line with severance packages offered to executives in the Peer Group.

Change-of-control benefits are structured as “double trigger” benefits. In other words, the change of control does not itself trigger benefits; rather, benefits are paid only if the employment of the executive is terminated during a specified period after the change of control. We believe a “double trigger” benefit maximizes shareholder value because it prevents an unintended windfall to executives in the event of a friendly change of control, while still providing them appropriate incentives to cooperate in negotiating any change of control in which they believe they may lose their jobs.

We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, under the caption “Potential Payments Upon Termination or Change of Control” below.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our CEO and our four other most highly paid executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We periodically review the potential consequences of Section 162(m) and we generally intend to structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, the

Compensation Committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Our Equity Award Grant Practices

Historical Practices.  Since our initial public offering, all grants have been approved on an individual basis by our Compensation Committee, with the exception of grants to new hires below the Vice President level, which since January 2006 have been approved by the CEO, within equity award guidelines for each job position pre-approved by the Compensation Committee. New hire grants approved by the CEO are made on the first Tuesday of each month, or the next succeeding business day if such Tuesday is not a business day, for employees below the Vice President level hired during the preceding month.

All other equity awards have been made pursuant to the following procedure: for non-executive employees, our CEO made recommendations regarding equity award grants to the Compensation Committee, based on input regarding individual performance he received from appropriate management personnel. For executive officers (other than the CEO), our CEO made those recommendations to the Compensation Committee based on his own assessment of each executive’s performance. For the CEO, our Compensation Committee made those recommendations. We have historically granted equity awards at various times during the year for a variety of reasons.

Current Practices.  With respect to awards granted during and after 2007, NxStage will grant equity awards according to the following procedures:

Annual Grants.  Annual awards will be granted at a Compensation Committee meeting occurring between February and the end of the calendar year. If the timing of this meeting falls within a trading blackout period, equity awards will be granted as of the first business day following the expiration of the trading blackout period.

Promotion, Special Recognition and Retention Grants.  Promotion, special recognition and retention awards will be granted at the discretion of the Compensation Committee on the date of the Compensation Committee meeting at which such awards are approved, unless such date occurs during a trading blackout period, in which case such awards shall be granted on the first business day following the expiration of the trading blackout period.

New Hire Grants.  New hire awards for employees below the Vice President level will continue to be approved by the CEO (pursuant to applicable equity award guidelines for each job position) under the authority delegated to him by the Compensation Committee and are effective upon the CEO’s approval, which shall be made on the first Tuesday of every month, or the next succeeding business day if such Tuesday is not a business day, for those employees below the Vice President level hired during the preceding month. New hire awards for executive officers and employees at the Vice President level and above require approval of the Compensation Committee, and shall be approved at a Compensation Committee meeting and granted on the first Tuesday of the month, or the next succeeding business day if such Tuesday is not a business day, following the Compensation Committee’s approval of such awards. All stock option awards are granted with an exercise price equal to the closing price of the NxStage’s common stock on the date of grant.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the section of this proxy statement entitled “Compensation Committee Discussion and Analysis” with management. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that such section be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

By the Compensation Committee of the Board of Directors

Craig W. Moore (Chair)
Philippe O. Chambon
Peter P. Phildius

Executive Compensation

The following table sets forth information regarding compensation earned by our Chief Executive Officer, our former Chief Financial Officer, our Chief Financial Officer and each of our three other most highly compensated executive officers during fiscal 2006. We refer to these executive officers as our “named executive officers” elsewhere in this proxy statement.

SUMMARY COMPENSATION TABLE

									Non-Equity
									Incentive Plan		All Other
		Salary		Bonus		Stock Awards		Option	Compensation		Compensation		Total
Name and Principal Position(1)	Year	($)		($)		($)(2)		Awards ($)(3)	($)(4)		($)(5)		($)

Jeffrey H. Burbank	2006	298,700		—		—		170,516	112,505	(6)	11,745		593,466
President, Chief Executive Officer and Director
Robert S. Brown	2006	24,639	(7)	90,650	(8)	—		—	—		75		115,319
Senior Vice President and Chief Financial Officer
David N. Gill	2006	294,120	(9)	—		87,802		—	—		10,302		392,224
Former Vice President and Chief Financial Officer
Philip R. Licari	2006	231,750		—		—	(10)	187,195	54,313		125,390	(10)	598,648
Senior Vice President and Chief Operating Officer
Winifred L. Swan	2006	214,936	(11)	—		1,855		53,286	63,576		9,401		343,054
Senior Vice President, General Counsel and Secretary
Joseph E. Turk, Jr.	2006	223,871		—		—		31,972	65,583	(12)	11,800		333,226
Senior Vice President, Commercial Operations

(1)	The titles noted in the table are each officer’s respective title as of December 31, 2006. Mr. Brown became our Chief Financial Officer on November 27, 2006. Mr. Gill served as our Chief Financial Officer through November 22, 2006.

(2)	The amounts in the Stock Awards column reflect the dollar amount recognized as compensation cost for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123R of restricted stock awarded under our equity plans and may include amounts from awards granted in and prior to 2006. There can be no assurance that the FAS 123R amounts will ever be realized. The assumptions we used to calculate these amounts are included in footnote 2 to our audited financial statements for the fiscal year ended December 31, 2006 included in our Annual Report on Form 10-K filed with the SEC on March 16, 2007.

(3)	The amounts in the Option Awards column reflect the dollar amount recognized as compensation cost for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123R of stock options granted under our equity plans and may include amounts from stock options granted in and prior to 2006. There can be no assurance that the FAS 123R amounts will ever be realized. The assumptions we used to calculate these amounts are included in footnote 2 to our audited financial statements for the fiscal year ended December 31, 2006 included in our Annual Report on Form 10-K filed with the SEC on March 16, 2007.

(4)	The amounts in the Non-Equity Incentive Plan Compensation column reflect performance-based bonuses paid pursuant to our 2006 Corporate Bonus Plan, which is discussed further on page 19 of this proxy statement.

(5)	All other compensation reported in this column includes, unless otherwise indicated:

		Dollar amount of
	Life insurance	contributions made
	premiums paid by	to Executive’s	Telephone
Name	NxStage($)	401(k) Plan ($)	stipend ($)

Jeffrey H. Burbank	545	8,800	2,400
Robert S. Brown	—	—	75
David N. Gill	—	8,102	2,200
Philip R. Licari	—	8,800	840
Winifred L. Swan	—	8,561	840
Joseph E. Turk, Jr.	—	8,800	3,000

(6)	Mr. Burbank earned an aggregate bonus of $112,505. Of this amount, $23,923 was not paid to Mr. Burbank and was applied against a portion of a tax gross-up payment made in fiscal 2004 to Mr. Burbank.

(7)	Represents the pro-rated portion of Mr. Brown’s base salary of $250,000 for fiscal 2006.

(8)	This amount includes an $8,650 bonus that was guaranteed to Mr. Brown under his employment agreement and an $82,000 signing bonus paid to Mr. Brown on the date that he joined NxStage. Bonuses awarded pursuant to our 2006 Corporate Bonus Plan are set forth in the Non-Equity Incentive Plan Compensation column.

(9)	Represents the pro-rated portion of Mr. Gill’s base salary paid through November 22, 2006.

(10)	As a result of Section 409A of the Internal Revenue Code, we agreed to reprice a stock option originally granted to Mr. Licari on October 25, 2004 for the purchase of 208,962 shares of our common stock with an exercise price of $4.10. The repricing resulted in the cancellation and regrant of an option to purchase 208,962 shares of our common stock on March 24, 2006 with an exercise price of $5.47. This option is fully vested and exercisable. In consideration for the repriced option, we issued 13,027 shares of restricted common stock to Mr. Licari, at a purchase price of $0.001 per share, of which 2,991 shares vested on January 1, 2007 with the remainder vesting in equal amounts on a monthly basis commencing on January 25, 2007. Additionally, we paid Mr. Licari $115,750 in cash on January 1, 2007 in consideration for the repriced option.

(11)	On November 27, 2006, we increased Ms. Swan’s base salary to $260,000, from $210,000. This amount reflects the pro-rated portion of her $210,000 base salary paid through November 27, 2006 plus the pro-rated portion of her increased salary paid through December 31, 2006.

(12)	Mr. Turk earned an aggregate bonus of $65,583. Of this amount, $33,097 was not paid to Mr. Turk and was applied against a portion of a tax gross-up payment made in fiscal 2004 to Mr. Turk.

The following table sets forth information concerning each grant of an option or restricted stock award made to a named executive officer during fiscal 2006 under any plan, contract, authorization or arrangement pursuant to which cash, securities, similar instruments or other property may be received.

GRANTS OF PLAN-BASED AWARDS

		Target Estimated			Option Awards:
		Future Payouts			Number of
		Under Non-Equity	Stock Awards:		Securities		Exercise	Grant Date Fair
		Incentive Plan	Number of		Underlying		Price of	Value of Stock and
		Awards	Shares of Stock		Options		Option Awards	Option Awards
Name	Grant Date	($)(1)	(#)		(#)		($)	($)(2)

Jeffrey H. Burbank	3/16/2006	134,415	—		—		—	—
Robert S. Brown	11/27/2006	—	—		200,000	(3)	8.92	1,220,000
David N. Gill	3/16/2006	87,500	—		—		—	—
	5/10/2006	—	7,422	(4)	—		—	87,802
Philip R. Licari	3/16/2006	81,113	—		—		—	—
	3/24/2006	—	13,027	(5)				170,002
	3/24/2006	—	—		208,962	(5)	5.47	—
Winifred L. Swan	3/16/2006	78,355	—		—		—	—
	11/27/2006	—	10,000	(6)	—		—	89,200
Joseph E. Turk, Jr.	3/16/2006	73,500	—		—		—	—

(1)	Reflects the target award amounts under our 2006 Corporate Bonus Plan. The amounts actually paid to the named executive officers under the 2006 Corporate Bonus Plan are shown above in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column.

(2)	Grant Date Fair Value computed in accordance with FAS 123R and represents the FAS 123R value of the stock awarded or option awarded as of the Grant Date.

(3)	The shares of common stock underlying this option vest as to 25% of the shares on November 27, 2007 and in 36 equal monthly installments over the 36 months following November 27, 2007.

(4)	These shares of restricted stock became fully vested on July 31, 2006.

(5)	As a result of Section 409A of the Internal Revenue Code, we agreed to reprice a stock option originally granted to Mr. Licari on October 25, 2004 for the purchase of 208,962 shares of our common stock with an exercise price of $4.10. The repricing resulted in the cancellation and regrant of an option to purchase 208,962 shares of our common stock on March 24, 2006 with an exercise price of $5.47. This option is fully vested and exercisable. In consideration for the repriced option, we issued 13,027 shares of restricted common stock to Mr. Licari, at a purchase price of $0.001 per share, of which 2,991 shares vested on January 1, 2007 with the remainder vesting in equal amounts on a monthly basis commencing on January 25, 2007. Additionally, we paid Mr. Licari $115,750 in cash on January 1, 2007 in consideration for the repriced option.

(6)	The shares of restricted common stock underlying this award vest in 48 equal monthly installments beginning on November 27, 2006.

Information Relating to Equity Awards and Holdings

The following table sets forth information concerning restricted stock that has not vested, stock options that have not been exercised and equity incentive plan awards for each of the named executive officers outstanding as of December 31, 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards						Stock Awards
	Number of		Number of
	Securities		Securities
	Underlying		Underlying				Number of		Market
	Unexercised		Unexercised		Option		Shares That		Value of Shares
	Options		Options		Exercise	Option	Have Not		That Have
	Exercisable		Unexercisable		Price	Expiration	Vested		Not Vested
Name	(#)		(#)		($)	Date	(#)		($)(1)

Jeffrey H. Burbank	14,146	(2)	—		0.34	11/1/2008	—		—
	54,840	(2)	—		3.76	1/15/2011	—		—
	54,840	(2)	—		3.76	8/22/2011	—		—
	36,560	(2)	—		4.10	3/7/2012	—		—
	36,560	(2)	—		4.10	2/4/2013	—		—
	44,603	(2)	—		5.47	2/13/2014	—		—
	73,120	(2)	—		6.84	1/20/2015	—		—
	36,560	(3)	109,680		8.55	9/15/2012	—		—
Robert S. Brown	—		200,000	(4)	8.92	11/27/2013	—		—
David N. Gill	69,463	(5)	—		8.55	5/21/2007	—		—
	20,000	(5)	—		12.59	5/21/2007	—		—
Philip R. Licari	208,962	(6)	—		5.47	10/24/2014	13,027	(6)	109,166
Winifred L. Swan	25,555	(2)	—		2.74	11/27/2010	9,792		82,057
	3,656	(2)	—		3.76	8/22/2011	—		—
	20,839	(2)	—		4.10	3/7/2012	—		—
	7,494	(2)	—		4.10	2/4/2013	—		—
	6,997	(2)	—		5.47	2/13/2014	—		—
	10,968	(2)	—		6.84	1/20/2015	—		—
	11,425	(7)	25,135		8.55	9/15/2012	—		—
Joseph E. Turk, Jr	3,656	(2)	—		3.76	1/15/2011	—		—
	7,312	(2)	—		3.76	8/22/2011	—		—
	12,613	(2)	—		4.10	3/7/2012	—		—
	14,989	(2)	—		4.10	2/4/2013	—		—
	13,986	(2)	—		5.47	2/13/2014	—		—
	29,248	(2)	—		6.84	1/20/2015	—		—
	6,855	(7)	15,081		8.55	9/15/2012	—		—

(1)	Based on $8.38 per share, the last sale price of NxStage common stock on December 29, 2006.

(2)	These options were fully exercisable on the date of grant and, upon exercise, were subject to a repurchase right in favor of NxStage. This repurchase right terminated upon the closing of our initial public offering and all such options are currently exercisable.

(3)	This option was granted on September 15, 2005. This option vested as to 20% of the shares on September 15, 2006 and will vest in equal monthly installments over the next 48 months following September 15, 2006.

(4)	This option was granted on November 27, 2006. This option will vest as to 25% of the shares on November 27, 2007 and in equal monthly installments over the next 36 months following November 27, 2007.

(5)	Pursuant to his employment agreement, Mr. Gill has been allowed 180 days subsequent to the date his employment was terminated, November 22, 2006, to exercise his stock options that had vested as of

November 22, 2006. At November 22, 2006, he was vested in 89,463 shares that are exercisable through May 21, 2007.

(6)	As a result of Section 409A of the Internal Revenue Code, we agreed to reprice a stock option originally granted to Mr. Licari on October 25, 2004 for the purchase of 208,962 shares of our common stock with an exercise price of $4.10. The repricing resulted in the cancellation and regrant of an option to purchase 208,962 shares of our common stock on March 24, 2006 with an exercise price of $5.47. This option is fully vested and exercisable. In consideration for the repriced option, we issued 13,027 shares of restricted common stock to Mr. Licari, at a purchase price of $0.001 per share, of which 2,991 shares vested on January 1, 2007 with the remainder vesting in equal amounts on a monthly basis commencing on January 25, 2007. Additionally, we paid Mr. Licari $115,750 in cash on January 1, 2007 in consideration for the repriced option.

(7)	These options were granted on September 15, 2005. This option vested as to 25% of the shares on September 15, 2006 and will vest in equal monthly installments over the 36 months following September 15, 2006.

The following table sets forth information concerning the exercise of stock options and the vesting of restricted stock during fiscal 2006 for each of the named executive officers.

OPTION EXERCISES AND STOCK VESTED

Stock Awards
	Number of Shares	Value Realized
	Acquired on Vesting	on Vesting
Name	(#)	($)(1)

Jeffrey H. Burbank	—	—
Robert S. Brown	—	—
David N. Gill	7,422	63,607
Philip R. Licari	—	—
Winifred L. Swan	208	1,820
Joseph E. Turk, Jr.	—	—

(1)	Value realized upon vesting is based on the closing sales price of our common stock on the applicable vesting date.

Employment Agreements with Named Executive Officers

We have entered into employment agreements with each of our named executive officers, the terms of which are summarized below.

Jeffrey H. Burbank.  Pursuant to the terms of his employment agreement, Mr. Burbank is entitled to receive an annual base salary of $290,000. For 2006, we paid Mr. Burbank an annual base salary of $298,700 and a cash bonus of $112,505, $23,923 of which was not paid to Mr. Burbank pursuant to a Board of Directors action requiring that bonuses earned between 2004 and 2006 be offset against a portion of the tax gross-up paid to Mr. Burbank in connection with the forgiveness of all of his indebtedness to NxStage in 2004. On April 9, 2007, our compensation committee approved an increase in Mr. Burbank’s annual base salary to $330,000, effective January 1, 2007, and established a target cash bonus equal to 50% of his base salary pursuant to our 2007 Corporate Bonus Plan, or 2007 Plan. If, before a change in control of NxStage, as defined in his employment agreement, we terminate Mr. Burbank’s employment without cause or he resigns for good reason, each as defined in his employment agreement, then Mr. Burbank will be entitled to receive:

•	severance payments in an amount equal to his then-current base salary, which will be paid over the 12 months following termination of his employment;

•	continued medical coverage during the 12 months following termination of his employment; and

•	continued vesting during the 12 months following termination of his employment in all stock options and stock awards he holds at the time his employment is terminated as if he continued to be employed during such period, and, except as described below, he will have up to 90 days following the expiration of such period to exercise such options.

If, following a change in control, (i) we terminate Mr. Burbank’s employment, or (ii) we had terminated Mr. Burbank’s employment at any time three months prior to announcement of the change in control and we cannot reasonably demonstrate that such termination did not arise in connection with such change in control, or if Mr. Burbank resigns for good reason within 12 months following a change in control, then he will be entitled to:

•	a lump sum severance payment equal to two times his then-current base salary and two times the greater of his annual bonus for the fiscal year preceding his termination or his target bonus for the then-current fiscal year;

•	continue to receive medical coverage during the 24 months following termination of his employment;

•	full vesting and acceleration of stock options and stock awards he holds at the time his employment is terminated and a period of 90 days to exercise such stock options; and

•	receive gross-up amount on benefits received under this agreement to compensate for excise taxes and associated penalties imposed by Section 4999 of the Internal Revenue Code of 1986, as amended.

Robert S. Brown.  Pursuant to the terms of his employment agreement, Mr. Brown is entitled to receive an annual base salary of $250,000. For 2006, we paid Mr. Brown the pro-rated portion of his base salary, or $24,639, a cash bonus of $8,650 and a one-time signing bonus of $82,000. Additionally, pursuant to his employment agreement, on November 27, 2006 we granted Mr. Brown an incentive stock option to purchase 200,000 shares of our common stock, with an exercise price of $8.92 per share. Mr. Brown’s base salary remains unchanged for 2007. Effective April 9, 2007, our compensation committee established a target cash bonus equal to 35% of Mr. Brown’s base salary pursuant to our 2007 Plan. If, before a change in control of NxStage, we terminate Mr. Brown’s employment without cause or he resigns for good reason, each as defined in his employment agreement, then Mr. Brown will be entitled to receive:

•	severance payments in an amount equal to 0.5 times his then-current base salary, which will be paid over the six months following termination of his employment;

•	continued medical coverage during the six months following termination of his employment; and

•	continued vesting during the six months following termination of his employment in all stock options and stock awards he holds at the time his employment is terminated as if he continued to be employed during such period, and, except as described below, he will have up to 90 days following the expiration of such period to exercise such options.

If, following a change in control, (i) we terminate Mr. Brown’s employment, or (ii) we have terminated Mr. Brown’s employment at any time three months prior to announcement of the change in control, and we cannot reasonably demonstrate that such termination did not arise in connection with such change in control, or if Mr. Brown resigns for good reason within 12 months following a change in control, then he will be entitled to:

•	a lump severance payment equal to his then-current base salary and the greater of his annual bonus for the fiscal year preceding his termination or his target bonus for the then-current fiscal year;

•	continued medical coverage during the 12 months following termination of his employment;

•	full vesting and acceleration of stock options and stock awards he holds at the time his employment is terminated and a period of 90 days to exercise such stock options; and

•	receive gross-up amount on benefits received under this agreement to compensate for excise taxes and associated penalties imposed by Section 4999 of the Internal Revenue Code of 1986, as amended.

Philip R. Licari.  Pursuant to the terms of his employment agreement, Mr. Licari is entitled to receive an annual base salary of $225,000. For 2006, we paid Mr. Licari an annual base salary of $231,750 and a cash bonus of $54,313. On April 9, 2007, our compensation committee set Mr. Licari’s base salary for 2007 at $240,000, effective January 1, 2007, and established a target cash bonus equal to 35% of his base salary pursuant to our 2007 Plan. If, before a change in control of NxStage, as defined in his employment agreement, we terminate Mr. Licari’s employment without cause or he resigns for good reason, each as defined in his employment agreement, then Mr. Licari will be entitled to receive:

•	severance payments in an amount equal to 0.5 times his then-current base salary, which will be paid over the six months following termination of his employment;

•	continued medical coverage during the six months following termination of his employment; and

•	continued vesting during the six months following termination of his employment in all stock options and stock awards he holds at the time his employment is terminated as if he continued to be employed during such period, and, except as described below, will have up to 90 days following the expiration of such period to exercise such options.

If, following a change in control, (i) we terminate Mr. Licari’s employment, or (ii) we had terminated Mr. Licari’s employment at any time three months prior to announcement of the change in control and we cannot reasonably demonstrate that such termination did not arise in connection with such change in control, or if Mr. Licari resigns for good reason within 12 months following a change in control, then he will be entitled to:

•	a lump sum severance payment equal to his then-current base salary and the greater of his annual bonus for the fiscal year preceding his termination or his target bonus for the then-current fiscal year;

•	continued medical coverage during the 12 months following termination of his employment;

•	full vesting and acceleration of stock options and stock awards he holds at the time his employment is terminated and a period of 90 days to exercise such stock options; and

•	receive gross-up amount on benefits received under this agreement to compensate for excise taxes and associated penalties imposed by Section 4999 of the Internal Revenue Code of 1986, as amended.

Joseph E. Turk.  Pursuant to the terms of his employment agreement, Mr. Turk is entitled to receive an annual base salary of $217,350. For 2006, we paid Mr. Turk an annual base salary of $223,871 and a cash bonus of $65,583, $33,097 of which was not paid to Mr. Turk pursuant to a Board of Directors action requiring that bonuses earned between 2004 and 2006 be offset against a portion of the tax gross-up paid to Mr. Turk in connection with the forgiveness of all of his indebtedness to NxStage in 2004. On April 9, 2007, our compensation committee set Mr. Turk’s base salary for 2007 at $260,000, effective January 1, 2007, and established a target cash bonus equal to 45% of his base salary pursuant to our 2007 Plan. If, before a change in control of NxStage, as defined in his employment agreement, we terminate Mr. Turk’s employment without cause or he resigns for good reason, each as defined in his employment agreement, then Mr. Turk will be entitled to receive:

•	severance payments in an amount equal to 0.5 times his then-current base salary, which will be paid over the six months following termination of his employment;

•	continued medical coverage during the six months following termination of his employment; and

•	continued vesting during the six months following termination of his employment in all stock options and stock awards he holds at the time his employment is terminated as if he continued to be employed during such period, and, except as described below, will have up to 90 days following the expiration of such period to exercise such options.

If, following a change in control, (i) we terminate Mr. Turk’s employment, or (ii) we had terminated Mr. Turk’s employment at any time three months prior to announcement of the change in control and we cannot reasonably demonstrate that such termination did not arise in connection with such change in control, or if Mr. Turk resigns for good reason within 12 months following a change in control, then he will be entitled to:

•	a lump sum severance payment equal to his then-current base salary and the greater of his annual bonus for the fiscal year preceding his termination or his target bonus for the then-current fiscal year;

•	continue to receive medical coverage during the 12 months following termination of his employment;

•	full vesting and acceleration of stock options and stock awards he holds at the time his employment is terminated and a period of 90 days to exercise such stock options; and

•	receive gross-up amount on benefits received under this agreement to compensate for excise taxes and associated penalties imposed by Section 4999 of the Internal Revenue Code of 1986, as amended.

Winifred L Swan.  Pursuant to the terms of her employment agreement, Ms. Swan is entitled to receive an annual base salary of $203,000. For 2006, we paid Ms. Swan an annual base salary of $210,000 through November 27, 2006, and we increased her base salary to $260,000 effective November 27, 2006. For 2006, we paid Ms. Swan a cash bonus of $63,576. Ms. Swan’s base salary remains unchanged for 2007. Effective April 9, 2007, our compensation committee established a target cash bonus equal to 35% of Ms. Swan’s base salary pursuant to our 2007 Plan. If, before a change in control of NxStage, as defined in her employment agreement, we terminate Ms. Swan’s employment without cause or she resigns for good reason, each as defined in her employment agreement, then Ms. Swan will be entitled to receive:

•	severance payments in an amount equal to 0.5 times her then-current base salary, which will be paid over the six months following termination of her employment;

•	continued medical coverage during the six months following termination of her employment; and

•	continued vesting during the six months following termination of her employment in all stock options and stock awards she holds at the time her employment is terminated as if she continued to be employed during such period, and, except as described below, will have up to 90 days following the expiration of such period to exercise such options.

If, following a change in control, (i) we terminate Ms. Swan’s employment, or (ii) we had terminated Ms. Swan’s employment at any time three months prior to announcement of the change in control and we cannot reasonably demonstrate that such termination did not arise in connection with such change in control, or if Ms. Swan resigns for good reason within 12 months following a change in control, then she will be entitled to:

•	a lump sum severance payment equal to 1.25 times her then-current base salary and 1.25 times the greater of her annual bonus for the fiscal year preceding her termination or her target bonus for the then-current fiscal year;

•	continue to receive medical coverage during the 15 months following termination of her employment; and

•	full vesting and acceleration of stock options and stock awards she holds at the time her employment is terminated and a period of 90 days to exercise such stock options.

In addition to the terms set forth above, the executive officers’ employment agreements also provide that each executive officer is entitled to:

•	participate in short-term and long-term incentive programs, which incentive compensation will be subject to the terms of the applicable plans and paid on the basis of the executive officer’s individual performance, as determined by our Board of Directors or Compensation Committee.

•	receive retirement and welfare benefits that we make available from time to time to our senior level executives;

•	receive a gross-up amount on benefits received under this agreement to compensate for excise taxes and associated penalties imposed by Section 4999 of the Internal Revenue Code of 1986, as amended.

If the executive officer terminates employment with NxStage voluntarily, other than for good reason, if we terminate the executive officer’s employment as a result of physical or mental disability or for cause, each as defined in the agreement, or if the executive officer dies, the executive officer will receive compensation and benefits through the last day of employment.

David N. Gill.  Mr. Gill resigned as our Vice President, Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer on November 22, 2006. Pursuant to his employment agreement with us, we paid Mr. Gill a pro-rated base salary of $294,120 through the date of his resignation. No additional amounts were paid to Mr. Gill pursuant to his employment agreement during fiscal 2006, and no severance or separation payments were paid (and are not owed) to Mr. Gill following his resignation. Pursuant to his employment agreement, Mr. Gill’s vested stock options as of November 22, 2006 will remain exercisable through May 21, 2007.

Each of Messrs. Burbank, Brown, Gill, Licari, Turk and Ms. Swan have signed agreements providing for the protection of our confidential information and the transfer of ownership rights to intellectual property developed by such executive officer while he or she was employed by us. If the executive officer fails to comply with the provisions of the proprietary information agreement between NxStage and the executive officer, the payments and benefits described above will cease.

Potential Termination and Change in Control Payments

The following table describes the potential payments, benefits and acceleration of vesting applicable to stock options and restricted stock awards pursuant to employment agreements with each of Messrs. Burbank, Brown, Licari and Turk and Ms. Swan. The amounts shown below assume that the termination of each executive is effective as of December 31, 2006. Actual amounts payable to each executive listed below upon his termination can only be determined definitively at the time of each executive’s actual departure. In addition to the amounts shown in the table below, each executive would receive payments for amounts of base salary and vacation time accrued through the date of termination. For information relating to compensation earned by each of our named executive officers, see “Executive Compensation — Summary Compensation Table.”

				Termination
				Without Cause
				Three Months Prior to
				Change in Control;
				Termination
				Without Cause
				at Any Time After a
				Change in Control;
				Resignation for
		Termination		Good Reason
		Without Cause		During the 12 Months
		or Resignation		Following a Change
		for Good Reason		in Control
Name	Benefit	($)		($)

Jeffrey H. Burbank	Severance Benefits
	Severance Payments	298,700	(3)	822,410	(6)
	Healthcare Benefits(1)	11,903	(4)	23,806	(7)
	Market Value of Stock Vesting on Termination(2)	—	(5)	—	(8)
	Tax Gross Up	N/A		114,613
	Total	310,603		960,829
Robert S. Brown	Severance Benefits
	Severance Payments	125,000	(9)	258,650	(12)
	Healthcare Benefits(1)	5,951	(10)	11,903	(13)
	Market Value of Stock Vesting on Termination(2)	—	(11)	—	(8)
	Tax Gross Up	N/A		49,183
	Total	130,951		319,736
Philip R. Licari	Severance Benefits
	Severance Payments	115,875	(9)	286,063	(12)
	Healthcare Benefits(1)	5,951	(10)	11,903	(13)
	Market Value of Stock Vesting on Termination(2)	16,677	(11)	109,166	(8)
	Tax Gross Up	N/A		48,188
	Total	138,503		455,320
Joseph E. Turk	Severance Benefits
	Severance Payments	111,936	(9)	289,454	(12)
	Healthcare Benefits(1)	5,951	(10)	11,903	(13)
	Market Value of Stock Vesting on Termination(2)	—	(11)	—	(8)
	Tax Gross Up	N/A		17,129
	Total	117,887		318,486
Winifred L. Swan	Severance Benefits
	Severance Payments	130,000	(9)	404,470	(14)
	Healthcare Benefits(1)	5,472	(10)	13,681	(15)
	Market Value of Stock Vesting on Termination(2)	—	(11)	—	(8)
	Tax Gross Up	N/A		43,847
	Total	135,472		461,998

(1)	This value is based upon the type of insurance coverage we carried for each executive officer as of December 31, 2006 and is valued at the premiums in effect on December 31, 2006.

(2)	Based on the last sale price of NxStage common stock on December 29, 2006, or $8.38 per share.

(3)	Represents aggregate severance payments equal to Mr. Burbank’s base salary at the time of his termination, payable over the 12-month period following his termination.

(4)	Represents amounts payable over 12 months for continuation of coverage under medical and dental plans for Mr. Burbank, his spouse and his dependents.

(5)	Represents continued vesting of Mr. Burbank’s stock options and stock awards through December 31, 2007.

(6)	Represents a lump sum payment equal to two times Mr. Burbank’s base salary at the time of his termination plus an amount equal to two times the annual bonus paid to Mr. Burbank during fiscal 2006.

(7)	Represents amounts payable over 24 months for continuation of coverage under medical and dental plans for Mr. Burbank.

(8)	Represents immediate vesting of all unvested stock options and other stock awards held by the executive as of December 31, 2006.

(9)	Represents aggregate severance payments in an amount equal to 0.5 times the executive’s then current base salary at the time of his or her termination, payable over the following six months.

(10)	Represents amounts payable over six months for continuation of coverage under medical and dental plans for the executive.

(11)	Represents continued vesting of the executive’s stock options and stock awards for six months following termination.

(12)	Represents a lump sum payment equal to the executive’s then current base salary at the time of his or her termination plus an amount equal to the annual bonus paid to the executive during fiscal 2006.

(13)	Represents amounts payable over 12 months for continuation of coverage under medical and dental plans for the executive.

(14)	Represents a lump sum payment equal to 1.25 times Ms. Swan’s then current base salary at the time of her termination plus an amount equal to 1.25 times the annual bonus paid to Ms. Swan during fiscal 2006.

(15)	Represents amounts payable over 15 months for continuation of coverage under medical and dental plans for Ms. Swan.

Securities Authorized for Issuance Under Our Equity Compensation Plan

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2006.

Equity Compensation Plan Information

Number of
securities
remaining available
for future issuance
under equity
	Number of		compensation plans
	securities to be		(excluding
	issued upon	Weighted-average	securities
	exercise of	exercise price of	reflected in column
	outstanding options	outstanding options	(a))
Plan Category	(a)(1)	(b)	(c)(1)

Equity compensation plans approved by security holders	3,141,890	$7.03	132,363

(1)	Includes information regarding the following stockholder-approved equity compensation plans: (i) 2005 stock incentive plan and (ii) 2005 employee stock purchase plan. The number of shares available for grant under the 2005 Stock Incentive Plan increased annually beginning in 2007 and ending on the second day of fiscal year 2015 by an amount equal to the lesser of (i) 600,000 shares, (ii) 3% of the then outstanding shares of our common stock or (iii) a number determined by the Board of Directors. NxStage has no equity compensation plans that are not approved by security holders.

Director Compensation

Under our non-employee director compensation policy, last amended in March 2006, our non-employee directors receive:

•	a $15,000 annual retainer for their service as directors, to be paid quarterly in advance;

•	$2,500 for each Board meeting attended by the director in person, $1,000 for each Board meeting attended by telephone and $1,000 for each committee meeting attended where the committee meeting is scheduled on a date other than a Board meeting;

•	if he or she is a member of the Audit Committee, an additional annual retainer of $6,000 (or $10,000 for the Audit Committee Chair), paid quarterly in advance;

•	if he or she is a member of any committee other than the Audit Committee, an additional annual retainer of $4,000 for each other committee, paid quarterly in advance;

•	expense reimbursement for attending Board of Directors and committee meetings; and

•	on the date of our annual meeting of stockholders at which a non-employee director is elected, a fully vested stock option to purchase 14,000 shares of our common stock with an exercise price equal to the then fair market value of our common stock, as determined by the closing price of our common stock on the date of the annual meeting. For a director elected or otherwise appointed to the Board of Directors on a date other than the date of an annual meeting of stockholders, such director will receive a fully vested stock option to purchase 14,000 shares of our common stock pro-rated for the period between the date he or she is first elected to the Board and May 31 of the year in which such director is elected or appointed to our Board of Directors.

No director shall receive more than $50,000 in any calendar year for Board fees, without the prior approval of the Compensation Committee.

In March 2006, our Board of Directors amended our non-employee director compensation policy so that directors may elect to receive shares of our common stock in lieu of the cash compensation described above. A director must make his election to receive equity in lieu of cash compensation on the date of the annual meeting of stockholders at which such director is elected. A director’s election to receive equity in lieu of cash compensation will apply to all compensation to be paid after the date of election and will remain in effect until the next annual meeting of stockholders. If a non-employee director elects to receive equity in lieu of cash, we will issue the director shares of our common stock on the last business day of each calendar quarter in an amount equal to the quotient of the total cash consideration due as of the last business day of each calendar quarter and the closing price of our common stock on the last trading day of that quarter. Each of Dr. Chambon and Messrs. Perper, Utterberg and Moore has elected to receive shares of common stock in lieu of cash compensation for their service on our Board of Directors. All shares of our common stock issued to our directors in lieu of cash are issued under our 2005 Stock Incentive Plan.

We do not compensate directors who are also employees for their services as directors.

The following table sets forth information concerning the compensation of our directors who are not also named executive officers for the fiscal year ended December 31, 2006.

Director Compensation

	Fees Earned or	Stock
	Paid in Cash	Awards	Option Awards	Total
Name	($)(1)	($)(2)	($)(3)(4)	($)

Philippe O. Chambon	—	33,000	60,678	93,678
Daniel A. Giannini	60,750	—	60,678	121,428
Reid S. Perper	7,000	25,000	60,678	92,678
David S. Utterberg	19,750	20,000	60,678	100,428
Peter P. Phildius	58,250	—	60,678	118,928
Craig W. Moore	35,250	33,000	60,678	128,928

(1)	The fees earned by our non-employee directors in fiscal 2006 consist of the following: (i) an annual retainer, (ii) $2,500 for each Board meeting attended by the director in person, $1,000 for each Board meeting attended by telephone and $1,000 for each committee meeting attended where the committee meeting is scheduled on a date other than a Board meeting date, and (iii) an annual fee for chairing and being a member of each of the audit, compensation and nominating and corporate governance committees. See footnote 2 below for shares of common stock issued in lieu of this cash compensation to certain of our directors.

(2)	The amounts in the Stock Awards column reflect the dollar amount recognized as compensation cost for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with FAS 123R. These shares were issued pursuant to our non-employee director compensation policy, as amended in March 2006, in connection with the election by each of Messrs. Chambon, Perper, Utterberg and Moore to receive shares of our common stock in lieu of cash compensation during fiscal 2006. Accordingly, we issued shares of our common stock to each of these directors as follows:

		Total Cash	Closing
		Consideration	Price of		Total Shares of
		Due as of	Common Stock		Common Stock
		Last Business	on Last Trading		Issued In Lieu of
		Day of Quarter	Day of Quarter	Equity	Cash Consideration
Name	Quarter Ending	($)	($)	Issuance Date	(#)

Philippe O. Chambon	6/30/2006	3,500	8.73	6/30/2006	400
	9/30/2006	11,750	8.77	9/30/2006	1,339
	12/31/2006	17,750	8.38	12/29/2006	2,118
Reid S. Perper	6/30/2006	1,000	8.73	6/30/2006	114
	9/30/2006	8,750	8.77	9/30/2006	997
	12/31/2006	15,250	8.38	12/29/2006	1,819
David S. Utterberg	6/30/2006	—	8.73	6/30/2006	—
	9/30/2006	8,750	8.77	9/30/2006	997
	12/31/2006	11,250	8.38	12/29/2006	1,342
Craig W. Moore	6/30/2006	2,500	8.73	6/30/2006	286
	9/30/2006	12,250	8.77	9/30/2006	1,396
	12/31/2006	18,250	8.38	12/29/2006	2,177

(3)	The amounts in the Option Awards column reflect the dollar amount recognized as compensation cost for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123R of stock options granted under our equity plans and may include amounts from stock options granted in and prior to 2006. There can be no assurance that the FAS 123R amounts will ever be realized. The assumptions we used to calculate these amounts are included in footnote 2 to our audited financial statements for the fiscal year ended December 31, 2006 included in our Annual Report on Form 10-K filed with the SEC on March 16, 2007.

(4)	On May 30, 2006, the day of our 2006 annual meeting of stockholders, we granted each of our non-employee directors an option to purchase 14,000 shares of our common stock, each with an exercise price equal to $10.83 per share, the closing price of our common stock on the date of the 2006 annual meeting. All such options were immediately exercisable on the date of grant.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Messrs. Phildius and Moore and Dr. Chambon. No member of the Compensation Committee was at any time during fiscal 2006, or formerly, an officer or employee of ours or any subsidiary of ours, nor has any member of the Compensation Committee had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.

No executive officer of NxStage has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director of or member of our Compensation Committee.

PROPOSAL 2 — AMENDMENT OF OUR 2005 EMPLOYEE STOCK PURCHASE PLAN

Our Board of Directors believes that the proposed increase in the number of shares of our common stock available for issuance under the 2005 Employee Stock Purchase Plan is in the best interests of NxStage and the best interests of our stockholders and recommends a vote FOR this proposal.

We are asking stockholders to approve an amendment to our 2005 Employee Stock Purchase Plan, or 2005 purchase plan, to increase the number of shares of our common stock which may be issued under the 2005 purchase plan by an additional 50,000 shares. Our Board of Directors approved this amendment on April 26, 2007, subject to stockholder approval. The 2005 purchase plan allows our employees to purchase our common stock at a discount from market price twice each year from us through one or more offerings. The 2005 purchase plan is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986. If the plan is qualified under Section 423, our employees who participate in the plan may enjoy certain tax advantages, as described below. Stockholder approval is required for the plan to be qualified under Section 423. To approve this amendment, stockholders holding a majority of the shares present or represented at the annual meeting and voting on the matter must vote FOR proposal 2.

Reasons for the Proposal

We believe that the 2005 purchase plan is an important benefit which helps us attract and retain employees, as well as to encourage our employees’ participation in and commitment to our business and financial success through ownership of our stock. Employee participation in this plan has been strong to date, with nearly forty percent (40%) of all employees participating in the 2005 purchase plan. Based on current employee participation levels, we anticipate that we will be unable to continue to offer shares under our 2005 purchase plan following the expiration of our third plan offering period on June 30, 2007. On January 1, 2007, there were 21,697 shares of common stock available for issuance under the 2005 purchase plan, and at June 30, 2007, we anticipate that there will be less than 4,000 shares remaining, unless the proposed increase is approved.

Summary of the 2005 Employee Stock Purchase Plan

The following is a summary of the material terms of our 2005 purchase plan.

Administration.  The 2005 purchase plan is administered by our Compensation Committee. Our Compensation Committee interprets and construes all provisions of the 2005 purchase plan and any rules and regulations adopted for the administration of the plan.

Offerings.  We may make one or more offerings to employees to purchase our common stock under the plan, as determined by the Compensation Committee. Unless otherwise specified by our Compensation Committee, offerings will begin each January 1 and July 1, or the first business day thereafter. Each offering commencement date will begin a six-month “plan period” during which payroll deductions will be made and held for the purchase of common stock at the end of the plan period.

Eligibility.  All employees of NxStage or any NxStage subsidiary designated by the Compensation Committee are eligible to participate in the 2005 purchase plan if:

•	they are customarily employed by NxStage or a designated subsidiary for more than 20 hours per week and for more than three months in a calendar year;

•	they have been employed by NxStage or a designated subsidiary for at least three months prior to enrolling in the plan; and

•	they are employed by NxStage or a designated subsidiary on the first day of the applicable plan period.

An employee may not participate in the 2005 purchase plan if, immediately after the grant, the employee would own stock, and/or hold outstanding options to purchase stock, equal to five percent (5%) or more of the total combined voting power or value of all classes of our stock. As of December 31, 2006, 165 employees were eligible to participate in the 2005 purchase plan. Non-employee directors are not eligible to participate in this plan.

Since its inception, our Chief Executive Officer, our current and former Chief Financial Officers and each of our three other most highly compensated executive officers, have not participated in the 2005 purchase plan.

Shares Available.  50,000 shares of our common stock have previously been approved for issuance under the 2005 purchase plan. During 2006, 28,303 shares were issued pursuant to the plan and currently 21,697 shares of common stock are available for issuance. At June 30, 2007, it is anticipated that less than 4,000 shares will be available for issuance under the Plan unless the proposed increase is approved.

Payroll Deductions.  An employee may authorize a payroll deduction under the 2005 purchase plan equal in any dollar amount up to a maximum of 10% of the compensation he or she received during the applicable plan period. Payroll deductions may be at the rate of 1%, 2%, 3%, 4%, 5%, 6%, 7%, 8%, 9% or 10% of compensation. Our Compensation Committee may establish a minimum payroll deduction amount for any plan period.

Limitations.  No employee may purchase in any one calendar year under the 2005 Purchase Plan (and any other “employer stock purchase plan” that we may establish) shares of our common stock having an aggregate fair market value in excess of $25,000, determined, as to shares purchased during each plan period in such calendar year, as of the first trading day of such plan period.

Purchase Price.  On the commencement date of each offering, we will grant each participant in the 2005 purchase plan an option to purchase on the last day of the plan period the largest number of full shares of our common stock that does not exceed the participant’s accumulated payroll deductions as of the exercise date divided by the option price for the plan period. Our Compensation Committee will determine the option price for each plan period. The option price may be based on the lesser of the closing price of our common stock on (i) the first business day of the plan period or (ii) the exercise date, or may be based solely on the closing price of our common stock on the exercise date; provided, however, that such option price for each share purchased will be at least 85% of the applicable closing price. In the absence of a determination by our Compensation Committee, the option price will be 95% of the closing price of our common stock the date of exercise.

Amendment.  Our Compensation Committee may at any time amend the 2005 purchase plan in any respect, except that if the approval of our stockholders is required under Section 423 of the Internal Revenue Code, the amendment will not be effected without their approval, and in no event may any amendment be made which would cause the plan to fail to comply with Section 423 of the Internal Revenue Code.

Adjustments for Changes in Capitalization and Reorganization Events.  Appropriate adjustments will be made to the number of shares available under the 2005 purchase plan, applicable option prices and applicable purchase limitations in the event of a stock split, dividend or similar changes in our capitalization. In the event of a merger, consolidation or other reorganization event, our Compensation Committee is authorized to take any one or more of the following actions as to outstanding options under the 2005 purchase plan:

•	provide that options will be assumed, or substantially equivalent options will be substituted, by the acquiring or succeeding corporation;

•	provide that all outstanding options will be terminated as of the effective date of the merger, consolidation or other reorganization event, and that all such outstanding options will become exercisable to the extent of accumulated payroll deductions as of a date specified by the Compensation Committee;

•	provide that all outstanding options will be cancelled as of a date prior to the effective date of the merger, consolidation or other reorganization event and that all accumulated payroll deductions will be returned to participants on such date; and

•	upon the occurrence of certain reorganization events, provide that participants will receive a cash payment equal to the acquisition price times the number of shares of common stock subject to the participant’s option minus the aggregate option price of such option, in exchange for the termination of such option.

Federal Income Tax Consequences

The following is a summary of the federal income tax consequences that generally apply to U.S. employees who participate in the 2005 purchase plan as well as the tax consequences to us. Changes to the tax laws could alter the tax consequences described below. This summary assumes that all awards are exempt from, or comply with, section 409A of the Code relating to nonqualified deferred compensation.

Tax Consequences to the Employee.  Generally, U.S. employees will not have income when they enroll in the 2005 purchase plan or when they purchase shares of common stock at the end of an offering. Employees may have both ordinary compensation income and a capital gain or loss when they sell stock acquired under the plan. The amount and type of income and loss will depend on when the employee sells his or her shares. If shares of stock are sold at a profit (the sales proceeds exceed the purchase price) more than two years after the commencement of the offering during which the employee purchased the stock and more than one year after the date that the employee purchased the stock, then the employee will have compensation income equal to the lesser of:

•	5% of the value of the stock on the exercise date; and

•	the employee’s profit.

Any excess profit will be long-term capital gain.  If the employee sells the stock at a loss after satisfying these waiting periods, then the loss will be a long-term capital loss.

If the employee sells the stock prior to satisfying these waiting periods, then the employee will have engaged in a disqualifying disposition. Upon a disqualifying disposition, the employee will have compensation income equal to the value of the stock on the day he or she purchased the stock less the purchase price. The employee also will have a capital gain or loss equal to the difference between his or her sales proceeds and the value of the stock on the day he or she purchased the stock. This capital gain or loss will be long-term if the employee has held the stock for more than one year and otherwise will be short-term.

Withholding.  The amount that an employee elects to have deducted from his or her base pay for the purchase of stock under the 2005 purchase plan constitutes compensation income and is subject to withholding for income, medicare and social security taxes, as applicable. There is no withholding of income, medicare or social security taxes upon the purchase of stock under the 2005 purchase plan or upon the sale of stock acquired under the plan.

Tax Consequences to NxStage.  There will be no tax consequences to us except that we will be entitled to a deduction when an employee has compensation income upon a disqualifying disposition. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

PROPOSAL 3 — RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors believes that the selection of Ernst & Young LLP as our independent registered public accounting firm is in the best interest of NxStage and our stockholders and therefore recommends a vote FOR this proposal.

Our Audit Committee has selected the firm of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year. Ernst & Young LLP has served as our independent registered public accounting firm since 2002. Although stockholder approval of the selection of Ernst & Young LLP is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at our annual meeting, our Audit Committee will reconsider its selection of Ernst & Young LLP. Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other of our equity securities. Based solely on our review of copies of Section 16(a) reports furnished to us and representations made to us, we believe that, except as otherwise set forth in the following sentence, during 2006 our officers, directors and holders of more than 10% of our common stock complied with all Section 16(a) filing requirements. On May 15, 2006, Mr. Gill filed a Form 4 reporting the grant of restricted common stock on May 10, 2006.

Delivery of Security Holder Documents

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and Annual Report to Stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at the following address: 439 South Union Street, 5th Floor, Lawrence, Massachusetts 01843, Attention: Investor Relations. If you want to receive separate copies of the proxy statement or Annual Report to Stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address.

Stockholder Proposals for the 2008 Annual Meeting

Proposals of stockholders intended to be presented at the 2008 Annual Meeting of Stockholders must be received by us at our principal office in Lawrence, Massachusetts not later than January 1, 2008 for inclusion in the proxy statement for that meeting.

In addition, our bylaws require that we be given advance notice of stockholder nominations for election to our Board of Directors and of other matters which stockholders wish to present for action at an annual meeting of stockholders, other than matters included in our proxy statement in accordance with Rule 14a-8. The required notice must be in writing and received by our Corporate Secretary, Winifred L. Swan, at our principal offices not later than 90 days nor more than 120 days prior to the first anniversary of our 2007 Annual Meeting of Stockholders. However, if the 2008 Annual Meeting of Stockholders is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the 2007 Annual Meeting of Stockholders, notice must be received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (1) the 90th day prior to such annual meeting and (2) the 10th day following the date on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever occurs first. Our bylaws also specify requirements relating to the content of the notice which stockholders must provide, including a stockholder nomination for election to the Board of Directors, to be properly presented at the 2008 Annual Meeting of Stockholders.

By Order of the Board of Directors,

WINIFRED L. SWAN
Secretary

April 30, 2007

OUR BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED.

Appendix A

NxSTAGE MEDICAL, INC.
2005 EMPLOYEE STOCK PURCHASE PLAN

The purpose of this Plan is to provide eligible employees of NxStage Medical, Inc. (the “Company”) and certain of its subsidiaries with opportunities to purchase shares of the Company’s common stock, $.001 par value (the “Common Stock”), commencing January 1, 2006 (the “Commencement Date”). An aggregate of 50,000 shares of Common Stock have been approved for this purpose. This Plan is intended to qualify as an “employee stock purchase plan” as defined in Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, and shall be interpreted consistent therewith.

1. Administration.  The Plan will be administered by the Company’s Board of Directors (the “Board”) or by a Committee appointed by the Board (the “Committee”). The Board or the Committee has authority to make rules and regulations for the administration of the Plan and its interpretation and decisions with regard thereto shall be final and conclusive.

2. Eligibility.  All employees of the Company, including Directors who are employees, and all employees of any subsidiary of the Company (as defined in Section 424(f) of the Code) designated by the Board or the Committee from time to time (a “Designated Subsidiary”), are eligible to participate in any one or more of the offerings of Options (as defined in Section 9) to purchase Common Stock under the Plan provided that:

(a) they are customarily employed by the Company or a Designated Subsidiary for more than 20 hours a week and for more than three months in a calendar year; and

(b) they have been employed by the Company or a Designated Subsidiary for at least three months prior to enrolling in the Plan; and

(c) they are employees of the Company or a Designated Subsidiary on the first day of the applicable Plan Period (as defined below).

No employee may be granted an option hereunder if such employee, immediately after the option is granted, owns 5% or more of the total combined voting power or value of the stock of the Company or any subsidiary. For purposes of the preceding sentence, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of an employee, and all stock which the employee has a contractual right to purchase shall be treated as stock owned by the employee.

3. Offerings.  The Company will make one or more offerings (“Offerings”) to employees to purchase stock under this Plan. Offerings will begin each January 1 and July 1, or the first business day thereafter (the “Offering Commencement Dates”). Each Offering Commencement Date will begin a six-month period (a “Plan Period”) during which payroll deductions will be made and held for the purchase of Common Stock at the end of the Plan Period. The Board or the Committee may, at its discretion, choose a different Plan Period of twelve (12) months or less for subsequent Offerings.

4. Participation.  An employee eligible on the Offering Commencement Date of any Offering may participate in such Offering by completing and forwarding a payroll deduction authorization form to the employee’s appropriate payroll office at least five business days prior to the applicable Offering Commencement Date. The form will authorize a regular payroll deduction from the Compensation received by the employee during the Plan Period. Unless an employee files a new form or withdraws from the Plan, his deductions and purchases will continue at the same rate for future Offerings under the Plan as long as the Plan remains in effect. The term “Compensation” means the amount of money reportable on the employee’s Federal Income Tax Withholding Statement, excluding overtime, shift premium, incentive or bonus awards, allowances and reimbursements for expenses such as relocation allowances for travel expenses, income or gains on the exercise of Company stock options or stock appreciation rights, and similar items, whether or not shown on the employee’s Federal Income Tax Withholding Statement, but including, in the case of salespersons, sales commissions to the extent determined by the Board or the Committee.

5. Deductions.  The Company will maintain payroll deduction accounts for all participating employees. With respect to any Offering made under this Plan, an employee may authorize a payroll deduction in any dollar amount up to a maximum of 10% of the Compensation he or she receives during the Plan Period or such shorter period during which deductions from payroll are made. Payroll deductions may be at the rate of 1%, 2%, 3%, 4%, 5%, 6%, 7%, 8%, 9% or 10% of Compensation with any change in compensation during the Plan Period to result in an automatic corresponding change in the dollar amount withheld. The minimum payroll deduction is such percentage of compensation as may be established from time to time by the Board or the Committee.

6. Deduction Changes.  An employee may decrease or discontinue his payroll deduction once during any Plan Period, by filing a new payroll deduction authorization form. However, an employee may not increase his payroll deduction during a Plan Period. If an employee elects to discontinue his payroll deductions during a Plan Period, but does not elect to withdraw his funds pursuant to Section 8 hereof, funds deducted prior to his election to discontinue will be applied to the purchase of Common Stock on the Exercise Date (as defined below).

7. Interest.  Interest will not be paid on any employee accounts, except to the extent that the Board or the Committee, in its sole discretion, elects to credit employee accounts with interest at such per annum rate as it may from time to time determine.

8. Withdrawal of Funds.  An employee may at any time prior to the close of business on the last business day in a Plan Period and for any reason permanently draw out the balance accumulated in the employee’s account and thereby withdraw from participation in an Offering. Partial withdrawals are not permitted. The employee may not begin participation again during the remainder of the Plan Period. The employee may participate in any subsequent Offering in accordance with terms and conditions established by the Board or the Committee.

9. Purchase of Shares.

(a) Number of Shares.  On the Offering Commencement Date of each Plan Period, the Company will grant to each eligible employee who is then a participant in the Plan an option (“Option”) to purchase on the last business day of such Plan Period (the “Exercise Date”) at the applicable purchase price (the “Option Price”) the largest number of whole shares of Common Stock of the Company as does not exceed the employee’s accumulated payroll deductions as of the Exercise Date divided by the Option Price for such Plan Period; provided, however, that no employee may be granted an Option which permits his rights to purchase Common Stock under this Plan and any other employee stock purchase plan (as defined in Section 423(b) of the Code) of the Company and its subsidiaries, to accrue at a rate which exceeds $25,000 of the fair market value of such Common Stock for each calendar year in which the Option is outstanding at any time.

(b) Option Price.  The Board or the Committee shall determine the Option Price for each Plan Period, including whether such Option Price shall be determined based on the lesser of (i) the closing price of the Common Stock on the first business day of the Plan Period or (ii) the Exercise Date, or shall be based solely on the closing price of the Common Stock on the Exercise Date; provided, however, that such Option Price shall be at least 85% of the applicable closing price. In the absence of a determination by the Board or the Committee, the Option Price will be 95% of the closing price of the Common Stock on the Exercise Date. The closing price shall be (x) the closing price on any national securities exchange on which the Common Stock is listed, (y) the closing price of the Common Stock on the Nasdaq National Market or (z) the average of the closing bid and asked prices in the over-the-counter-market, whichever is applicable, as published in The Wall Street Journal. If no sales of Common Stock were made on such a day, the price of the Common Stock for purposes of clauses (x) and (y) above shall be the reported price for the next preceding day on which sales were made.

(c) Exercise of Option.  Each employee who continues to be a participant in the Plan on the Exercise Date shall be deemed to have exercised his Option at the Option Price on such date and shall be deemed to have purchased from the Company the number of whole shares of Common Stock reserved for the purpose of the Plan that his accumulated payroll deductions on such date will pay for, but not in excess of the maximum number determined in the manner set forth above.

(d) Return of Unused Payroll Deductions.  Any balance remaining in an employee’s payroll deduction account at the end of a Plan Period will be automatically refunded to the employee, except that any balance which is less than the purchase price of one share of Common Stock will be carried forward into the employee’s payroll deduction account for the following Offering, unless the employee elects not to participate in the following Offering under the Plan, in which case the balance in the employee’s account shall be refunded.

10. Issuance of Certificates.  Certificates representing shares of Common Stock purchased under the Plan may be issued only in the name of the employee, in the name of the employee and another person of legal age as joint tenants with rights of survivorship, or (in the Company’s sole discretion) in the name of a brokerage firm, bank or other nominee holder designated by the employee. The Company may, in its sole discretion and in compliance with applicable laws, authorize the use of book entry registration of shares in lieu of issuing stock certificates.

11. Rights on Retirement, Death or Termination of Employment.  In the event of a participating employee’s termination of employment prior to the last business day of a Plan Period, no payroll deduction shall be taken from any pay due and owing to an employee and the balance in the employee’s account shall be paid to the employee or, in the event of the employee’s death, (a) to a beneficiary previously designated in a revocable notice signed by the employee (with any spousal consent required under state law) or (b) in the absence of such a designated beneficiary, to the executor or administrator of the employee’s estate or (c) if no such executor or administrator has been appointed to the knowledge of the Company, to such other person(s) as the Company may, in its discretion, designate. If, prior to the last business day of the Plan Period, the Designated Subsidiary by which an employee is employed shall cease to be a subsidiary of the Company, or if the employee is transferred to a subsidiary of the Company that is not a Designated Subsidiary, the employee shall be deemed to have terminated employment for the purposes of this Plan.

12. Optionees Not Stockholders.  Neither the granting of an Option to an employee nor the deductions from his pay shall constitute such employee a stockholder of the shares of Common Stock covered by an Option under this Plan until such shares have been purchased by and issued to him.

13. Rights Not Transferable.  Rights under this Plan are not transferable by a participating employee other than by will or the laws of descent and distribution, and are exercisable during the employee’s lifetime only by the employee.

14. Application of Funds.  All funds received or held by the Company under this Plan may be combined with other corporate funds and may be used for any corporate purpose.

15. Adjustment for Changes in Common Stock and Certain Other Events.

(a) Changes in Capitalization.  In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under this Plan, (ii) the share limitations set forth in Section 9, and (iii) the Option Price shall be appropriately adjusted to the extent determined by the Board or the Committee.

(b) Reorganization Events.

(1) Definition.  A “Reorganization Event” shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any exchange of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange transaction or (c) any liquidation or dissolution of the Company.

(2) Consequences of a Reorganization Event on Options.  In connection with a Reorganization Event, the Board or the Committee shall take any one or more of the following actions as to outstanding Options on such terms as the Board or the Committee determines: (i) provide that Options shall be assumed, or substantially equivalent Options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to employees, provide that all outstanding Options will be terminated as of the effective date of the Reorganization Event and that all such outstanding Options will become exercisable to the extent of accumulated payroll deductions as of a date specified by the Board or the Committee in such notice, which date shall not be less than ten (10) days preceding the effective date of the Reorganization Event, (iii) upon written notice to employees, provide that all outstanding Options will be cancelled as of a date prior to the effective date of the Reorganization Event and that all accumulated payroll deductions will be returned to participating employees on such date, (iv) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to an employee equal to (A) the Acquisition Price times the number of shares of Common Stock subject to the employee’s Option (to the extent the Option Price does not exceed the Acquisition Price) minus (B) the aggregate Option Price of such Option, in exchange for the termination of such Option, (v) provide that, in connection with a liquidation or dissolution of the Company, Options shall convert into the right to receive liquidation proceeds (net of the Option Price thereof) and (vi) any combination of the foregoing.

For purposes of clause (i) above, an Option shall be considered assumed if, following consummation of the Reorganization Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in value (as determined by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

16. Amendment of the Plan.  The Board may at any time, and from time to time, amend this Plan in any respect, except that (a) if the approval of any such amendment by the shareholders of the Company is required by Section 423 of the Code, such amendment shall not be effected without such approval, and (b) in no event may any amendment be made which would cause the Plan to fail to comply with Section 423 of the Code.

17. Insufficient Shares.  In the event that the total number of shares of Common Stock specified in elections to be purchased under any Offering plus the number of shares purchased under previous Offerings under this Plan exceeds the maximum number of shares issuable under this Plan, the Board or the Committee will allot the shares then available on a pro rata basis.

18. Termination of the Plan.  This Plan may be terminated at any time by the Board. Upon termination of this Plan all amounts in the accounts of participating employees shall be promptly refunded.

19. Governmental Regulations.  The Company’s obligation to sell and deliver Common Stock under this Plan is subject to listing on a national stock exchange or quotation on the Nasdaq National Market (to the extent the Common Stock is then so listed or quoted) and the approval of all governmental authorities required in connection with the authorization, issuance or sale of such stock.

20. Governing Law.  The Plan shall be governed by Delaware law except to the extent that such law is preempted by federal law.

21. Issuance of Shares.  Shares may be issued upon exercise of an Option from authorized but unissued Common Stock, from shares held in the treasury of the Company, or from any other proper source.

22. Notification upon Sale of Shares.  Each employee agrees, by entering the Plan, to promptly give the Company notice of any disposition of shares purchased under the Plan where such disposition occurs within two years after the date of grant of the Option pursuant to which such shares were purchased.

23. Withholding.  Each employee shall, no later than the date of the event creating the tax liability, make provision satisfactory to the Board for payment of any taxes required by law to be withheld in connection with any transaction related to Options granted to or shares acquired by such employee pursuant to the Plan. The Company may, to the extent permitted by law, deduct any such taxes from any payment of any kind otherwise due to an employee.

24. Effective Date and Approval of Shareholders.  The Plan shall take effect on the Commencement Date subject to approval by the shareholders of the Company as required by Section 423 of the Code, which approval must occur within twelve months of the adoption of the Plan by the Board.

Adopted by the Board of Directors
on September 7, 2005

Approved by the stockholders on
October 14, 2005

AMENDMENT NO. 1 TO
2005 EMPLOYEE STOCK PURCHASE
OF
NxSTAGE MEDICAL, INC.

The 2005 Employee Stock Purchase Plan (the “Plan”) of NxStage Medical, Inc. be, and hereby is, amended such that the second sentence of the first paragraph of the Plan is deleted in its entirety and the following sentence is substituted in its place: “An aggregate of 100,000 shares of Common Stock have been approved for this purpose.”

Except as set forth above, the remainder of the Plan remains in full force and effect.

Adopted by the Board of Directors on April 26, 2007.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
NXSTAGE MEDICAL, INC.
2007 ANNUAL MEETING OF STOCKHOLDERS
MAY 30, 2007
          Those signing on the reverse side, revoking any prior proxies, hereby appoint(s) Robert S. Brown and Winifred L. Swan, or each of them, with full power of substitution, as proxies for those signing on the reverse side to act and vote at the 2007 Annual Meeting of Stockholders of NxStage Medical, Inc. and at any adjournments thereof as indicated upon all matters referred to on the reverse side and described in the proxy statement for the annual meeting, and, in their discretion, upon any other matters which may properly come before the Annual Meeting.
          THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL NUMBERS 2 AND 3.
          Please sign this proxy exactly as your name appears hereon. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign. If a corporation or partnership, this signature should be that of an authorized officer who should state his or her title.
UNLESS YOU INTEND TO VOTE YOUR SHARES BY INTERNET OR
TELEPHONE, PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD
PROMPTLY IN ENCLOSED REPLY ENVELOPE
ADDRESS CHANGES/COMMENTS?

(If you noted any address changes/comments above, please mark corresponding box on other side)
CONTINUED AND TO BE SIGNED ON REVERSE SIDE

NXSTAGE 439 SOUTH UNION ST., 5th FLR LAWRENCE, MA 01843 ATTN:	VOTE BY INTERNET—www.investorvote.com. Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE 1-800-652-VOTE (8683)
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to NxStage Medical, Inc., c/o Computershare Investor Services, PO Box 43010, Providence, RI 02940-3010

TO VOTE, MARK BLOCKS IN BLUE OR BLACK INK AS FOLLOWS	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
A VOTE FOR THE DIRECTOR NOMINEE AND FOR PROPOSALS NUMBERED 2 AND 3 IS
RECOMMENDED BY THE BOARD OF DIRECTORS

		For	Withhold	For All Except

1.	Election of Directors				To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below. The shares will be voted for the remaining nominee(s).

NOMINEES

	(01) Jeffrey H. Burbank	☐	☐	☐

	(02) Philippe O. Chambon	☐	☐	☐

	(03) Daniel A. Giannini	☐	☐	☐

	(04) Craig W. Moore	☐	☐	☐

	(05) Reid S. Perper	☐	☐	☐

	(06) Peter P. Phildius	☐	☐	☐

	(07) David S. Utterberg	☐	☐	☐

		FOR	AGAINST	ABSTAIN

2.	To amend our 2005 Employee Stock Purchase Plan to increase the number of shares of our common stock which may be issued pursuant to the plan by an additional 50,000 shares.	☐	☐	☐

		FOR	AGAINST	ABSTAIN

3.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for 2007.	☐	☐	☐

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

For address changes/comments, please check this box and write them on the back where indicated	☐

Signature:	Date:

Signature:	Date: